SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

LANDSTAR SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANDSTAR SYSTEM, INC.

13410 Sutton Park Drive South

Jacksonville, Florida 32224

April 10, 2018

To the Stockholders of Landstar System, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Landstar System, Inc., on Tuesday, May 22, 2018, at 9:00 a.m., local time, to be held in the first floor conference room of the principal offices of Landstar System, Inc., at the address above. A notice of meeting, a proxy card, the 2017 Annual Report on Form 10-K and a Proxy Statement containing information about the matters to be acted upon are enclosed. It is important that your shares be represented at the meeting. Accordingly, please vote promptly by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope even if you are planning to attend the meeting. Instructions for voting by telephone or via the Internet are included on the enclosed proxy card.

I look forward to the Annual Meeting of Stockholders and I hope you will attend the meeting or be represented by proxy.

JAMES B. GATTONI
President and Chief Executive Officer

LANDSTAR SYSTEM, INC.

13410 Sutton Park Drive South

Jacksonville, Florida 32224

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) of Landstar System, Inc., a Delaware corporation (the “Company”), will be held in the first floor conference room of the principal offices of Landstar System, Inc., at the address above, on Tuesday, May 22, 2018, at 9:00 a.m., local time, for the following purposes:

(1) To elect two Class I Directors whose terms will expire at the 2021 Annual Meeting of Stockholders;

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

(3) To hold an advisory vote on executive compensation; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 27, 2018 will be entitled to notice of, and to vote at, the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and during business hours from May 8, 2018 to the date of the meeting at the address set forth above, the Company’s corporate headquarters.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder meeting to be held on May 22, 2018:

•	The proxy statement and annual report to security holders are available at www.landstar.com.

All stockholders are cordially invited to attend the meeting in person. Whether you expect to attend the 2018 Annual Meeting or not, your proxy vote is very important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

By Order of the Board of Directors

MICHAEL K. KNELLER
Vice President, General Counsel and Secretary

Jacksonville, Florida

April 10, 2018

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED

AND RETURNED PROMPTLY

LANDSTAR SYSTEM, INC.

PROXY STATEMENT

April 10, 2018

INTRODUCTION

This Proxy Statement (the “Proxy Statement”) is furnished to the stockholders of Landstar System, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) to be voted at the 2018 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2018 at 9:00 a.m., local time (the “2018 Annual Meeting”). The 2017 Annual Report to Stockholders (which, notwithstanding anything herein to the contrary, does not form a part of the proxy solicitation material relating to this Proxy Statement), including the financial statements of the Company for fiscal year 2017, is enclosed herewith (the “2017 Annual Report”). The mailing address of the principal executive offices of the Company is 13410 Sutton Park Drive South, Jacksonville, Florida 32224. This Proxy Statement, accompanying form of proxy, Notice of 2018 Annual Meeting and 2017 Annual Report are being mailed to the stockholders of the Company on or about April 10, 2018.

RECORD DATE

The Board has fixed the close of business on March 27, 2018 as the record date for the 2018 Annual Meeting. Only stockholders of record on that date will be entitled to vote at the 2018 Annual Meeting in person or by proxy.

PROXIES

Shares cannot be voted at the 2018 Annual Meeting unless the owner thereof is present in person or by proxy. The proxies named on the enclosed proxy card were appointed by the Board to vote the shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), represented by the proxy card. If a stockholder does not return a signed proxy card with respect to any of his or her shares, such shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how his or her shares are to be voted. All properly executed and unrevoked proxies in the accompanying form that are received in time for the 2018 Annual Meeting will be voted at the 2018 Annual Meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted as follows: (i) “FOR” the election of the two Class I Directors nominated by the Board and named in this Proxy Statement; (ii) “FOR” the ratification of KPMG LLP as the independent registered public accounting firm for the Company; and (iii) “FOR” the proposal regarding an advisory vote on executive compensation. Each of these proposals is more fully described in this Proxy Statement. The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to management that may properly come before the 2018 Annual Meeting.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before such proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of the revocation of such proxy to the Secretary of the Company received before such proxy is voted or (iii) by such person(s) voting in person at the 2018 Annual Meeting.

The Board has selected Broadridge Investor Communication Solutions, Inc. as Inspector of Election (the “Inspector”) pursuant to Article I of the Company’s Bylaws, as amended and restated (the “Bylaws”). The Inspector shall ascertain the number of shares of Common Stock outstanding, determine the number of shares represented at the 2018 Annual Meeting by proxy or in person and count all votes. Each stockholder shall be entitled to one vote for each share of Common Stock held by such stockholder and such votes may be cast either in person or by proxy.

PROXY SOLICITATION

The cost of the preparation of proxy materials and the solicitation of proxies will be paid by the Company. The Company has engaged Georgeson LLC. as the proxy solicitor for the 2018 Annual Meeting for a fee of approximately $7,500 plus reasonable expenses. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

A description of the procedures as to how stockholders may send communications to the Board or individual Board members is included on the Company’s website at www.landstar.com under Investor Relations/Corporate Governance.

VOTING SECURITIES

Shares of Common Stock are the only class of voting securities of the Company which are outstanding. On March 27, 2018, 42,067,495 shares of Common Stock were outstanding. At the 2018 Annual Meeting, each stockholder of record at the close of business on March 27, 2018 will be entitled to one vote for each share of Common Stock owned by such stockholder on that date as to each matter properly presented to the 2018 Annual Meeting. The holders of a majority of the total number of the issued and outstanding shares of Common Stock on such date shall constitute a quorum for purposes of the 2018 Annual Meeting (a “Quorum”).

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

The Board is divided into three classes (Class I, Class II and Class III), with directors of the Board (collectively, “Directors”) in each class serving staggered three-year terms. At each annual meeting of stockholders, the terms of the Directors in one of these three classes is scheduled to expire. At that annual meeting of stockholders, Directors are elected to a class to succeed the Directors whose terms are then expiring, with the terms of that class of Directors so elected to expire at the third annual meeting of stockholders thereafter. Pursuant to the Bylaws, in furtherance of dividing the Board into classes that are as nearly equal in number as possible, the Board may nominate one or more persons for election to the Board and the stockholders may elect such nominee to a class of Directors having a term that expires less than three years after the annual meeting of stockholders at which such nominee is elected.

There are currently seven members of the Board: two Class I Directors whose terms will expire at the 2018 Annual Meeting, three Class II Directors whose terms will expire at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), and two Class III Directors whose terms will expire at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The Board has nominated Mr. James B. Gattoni and Mr. Anthony J. Orlando as Class I Directors for election at the 2018 Annual Meeting.

It is intended that the shares represented by the accompanying form of proxy will be voted at the 2018 Annual Meeting for the election of nominees Mr. Gattoni and Mr. Orlando as Class I Directors, each for a term to expire at the 2021 Annual Meeting, unless the proxy specifies otherwise. Mr. Gattoni and Mr. Orlando have each indicated his willingness to serve as a member of the Board, if elected.

If, for any reason not presently known, Mr. Gattoni or Mr. Orlando is not available for election at the time of the 2018 Annual Meeting, the shares represented by the accompanying form of proxy may be voted for the election of one or more substitute nominee(s) designated by the Board or a committee thereof, unless the proxy withholds authority to vote for such substitute nominee(s).

Assuming the presence of a Quorum, to be elected, a nominee must receive the affirmative vote of a majority of the votes cast by the holders of Common Stock with respect to that director’s election at the 2018 Annual Meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

DIRECTORS OF THE COMPANY

The following information describes the principal occupation or employment, other affiliations and business experience of each of the nominees named above for election as a Class I Director and the other persons whose terms as Directors will continue after the 2018 Annual Meeting.

Name	Age	Business Experience
CLASS I — Nominees to serve as Directors until the 2021 Annual Meeting of Stockholders

James B. Gattoni	56

Mr. Gattoni was appointed as a Director of the Company by the Board on January 29, 2015, and, subsequently, was elected by the Company’s stockholders at the 2015 Annual Meeting as a Class I Director. Mr. Gattoni has been President and Chief Executive Officer of the Company since December 29, 2014, the first business day of the Company’s 2015 fiscal year. Mr. Gattoni was President and Chief Financial Officer of the Company from January 2014 to December 28, 2014. Mr. Gattoni was Executive Vice President and Chief Financial Officer from January 2013 to January 2014. Mr. Gattoni was Vice President and Chief Financial Officer of the Company from April 2007 to January 2013. Mr. Gattoni was Vice President and Co-Chief Financial Officer of the Company from January 2007 to April 2007. He was Vice President and Corporate Controller of Landstar System Holdings, Inc. (“LSHI”) from July 2000 to January 2007. He was Corporate Controller of LSHI from November 1995 until July 2000. He is also an officer or director of each of the Company’s subsidiaries and is a trustee of the Landstar Scholarship Fund.

Mr. Gattoni has significant financial, administrative and operational experience with the Company, having served as the Chief Financial Officer from 2007 through 2014 and as President of the Company since 2014. Mr. Gattoni has been instrumental in contributing to the growth of Landstar over his twenty-plus year career with the Company and, as Chief Executive Officer, is responsible for leading the overall strategic direction of the enterprise. Prior to joining the Company, Mr. Gattoni was a certified public accountant with KPMG for approximately eight years.

Name	Age	Business Experience

Anthony J. Orlando	58

Mr. Orlando was appointed as a Director of the Company by the Board on May 19, 2015, and, subsequently, was elected by the Company’s stockholders at the 2016 Annual Meeting as a Class I Director. Mr. Orlando is currently a private investor. From October 2004 until March 2015, Mr. Orlando served as the President and Chief Executive Officer of Covanta Holding Corporation (“Covanta”), a leading provider of sustainable waste and energy solutions listed on the New York Stock Exchange (“NYSE”). Prior to serving as the President and Chief Executive Officer of Covanta, Mr. Orlando was the President and Chief Executive Officer of Covanta Energy from November 2003 to October 2004. From March 2003 to November 2003, Mr. Orlando served as Senior Vice President, Business and Financial Management of Covanta Energy. Mr. Orlando served in various other capacities with Covanta and its affiliates beginning in 1987. Mr. Orlando also serves on the board of directors of Contura Energy, Inc., a privately held company, and formerly served on the board of directors of Covanta from 2005 to 2017.

Mr. Orlando has extensive business experience, having served in a number of different roles at Covanta with responsibility for, among other areas, strategic, operational and financial matters. The Board believes Mr. Orlando’s service, in particular as Chief Executive Officer of Covanta, adds valuable expertise to the Board.

Name	Age	Business Experience
CLASS II — Directors whose terms expire at the 2019 Annual Meeting of Stockholders

Homaira Akbari	57

Dr. Akbari was appointed as a Director of the Company by the Board in January 2013, and, subsequently, was elected by the Company’s stockholders at the 2013 Annual Meeting of Stockholders as a Class II Director. Dr. Akbari is currently the President and Chief Executive Officer of AKnowledge Partners, LLC, a global advisory firm providing high-impact consultative strategies and advice to Fortune 1000 companies and private equity firms in the sectors of The Internet of Things, security, big data and analytics. From 2007 to 2012, Dr. Akbari was the President and Chief Executive Officer of SkyBitz, Inc., a leading provider of remote asset tracking and security solutions specializing in real-time decision-making tools for companies with unpowered assets such as truck trailing equipment, intermodal containers and rail cars. Prior to her service with SkyBitz, Dr. Akbari held executive positions at Microsoft Corporation, Thales Group, TruePosition, Inc., a subsidiary of Liberty Media Corporation, and Cambridge Strategic Management Group (CSMG). Dr. Akbari holds a Ph.D. in particle physics from Tufts University and also presently serves as the Chair of the Johns Hopkins University Physics and Astronomy Advisory Council. Dr. Akbari also serves on the Board of Directors of Banco Santander, S.A., a company incorporated in Spain and listed on the BME Madrid, GEMALTO N.V., a company incorporated in the Netherlands and listed on the Euronext Amsterdam and Euronext Paris and Veolia S.A., a company incorporated in France and listed on the Euronext Paris. Dr. Akbari formerly served from 2014 to 2016 on the board of directors of Covisint Corporation, a company formerly listed on the NASDAQ.

Dr. Akbari has extensive business experience, with an emphasis on the use of technology within the transportation and logistics sector. The Board believes Dr. Akbari’s experience as leading AKnowledge Partners and as the former Chief Executive Officer of SkyBitz, a major technology vendor to the transportation sector, as well as to many industrial sectors served by the Company, provides important technological and business expertise to the Board. The Board also believes that Dr. Akbari’s prior executive service in various capacities with a number of large multinational corporations provides the Board with additional expertise in international matters.

Name	Age	Business Experience

Diana M. Murphy	61

Ms. Murphy was elected by the Board of Directors as non-executive Chairman of the Board on May 19, 2015. Ms. Murphy served as Lead Independent Director of the Board from May 2012 to May 2015. Ms. Murphy has been a Director of the Company since February 1998. Ms. Murphy is a Managing Director of Rocksolid Holdings, LLC, a private equity firm. She was the Managing Director of the Georgia Research Alliance Venture Fund from 2012 to 2015. From 1997 to 2007, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. Prior to that time, Ms. Murphy spent over 15 years in various senior management positions in the publishing industry. Ms. Murphy also serves on the Board of Directors of CTS Corporation, a NYSE listed company, and Synovus Financial Corporation, a NYSE listed company. Ms. Murphy serves on the Board of Directors of several private companies and non-profit organizations and was President of the United States Golf Association from 2016 to 2017.

Ms. Murphy has extensive experience in business management, having served as a Managing Director of several private equity firms, as a board member of numerous portfolio companies of these private equity firms and as an executive in the media and communications industry. The Board believes Ms. Murphy’s work across a range of companies operating in different industry sectors, together with her strong background in strategic planning, marketing and management development, allows her to add important perspective and experience to the Board.

Name	Age	Business Experience

Larry J. Thoele	67

Mr. Thoele was appointed as a Director of the Company by the Board in January 2013, and, subsequently, was elected by the Company’s stockholders at the 2013 Annual Meeting of Stockholders as a Class II Director. Mr. Thoele served as an audit partner with KPMG LLP from 1982 to 2009. Mr. Thoele also served as Managing Partner of the Jacksonville office of KPMG from 1991 to 2007, partner in charge of the North Florida audit practice of KPMG from 1996 to 2007 and as a lead partner in KPMG’s private equity practice from 2007 to 2009. Mr. Thoele also served as KPMG’s audit engagement partner with the Company from 2002 to 2006.

Mr. Thoele has extensive financial and audit experience, having served as an audit partner for KPMG for 27 years. During his career with KPMG, Mr. Thoele served as the engagement partner for a number of transportation and logistics companies in addition to the Company. Mr. Thoele also has extensive experience working with companies in sectors served by the Company, including oil and gas, manufacturing, food and beverage and retail. In addition to his breadth of experience and expertise in the accounting, auditing and risk management fields, the Board believes Mr. Thoele’s service as the Company’s audit engagement partner while with KPMG brings valuable in-depth knowledge of the Company’s accounting policies, systems and internal controls to the Board.

Name	Age	Business Experience
CLASS III —Directors whose terms expire at the 2020 Annual Meeting of Stockholders

David G. Bannister	62

Mr. Bannister has been a Director of the Company since April 1991. Mr. Bannister is a private investor. From May 2005 to September 2014, Mr. Bannister held a number of positions with FTI Consulting, Inc. (“FTI”), a global business consulting firm listed on the NYSE. Effective April 1, 2011, Mr. Bannister was elected to the position of Chairman of the North American Region of FTI. In this capacity, Mr. Bannister had operating and profitability responsibility for FTI’s client-service operations and business segments. Mr. Bannister served as Executive Vice President and Chief Financial Officer of FTI from March 2010 to April 2011, Executive Vice President – Corporate Development and Chief Administrative Officer from December 2008 to March 2010, Executive Vice President – Corporate Development from June 2006 to December 2008 and Senior Vice President – Business Development from May 2005 to June 2006. From 1998 to 2003, Mr. Bannister was a General Partner of Grotech Capital Group, Inc., a private equity and venture capital firm. Prior to joining Grotech Capital Group, Inc. in May 1998, Mr. Bannister was a Managing Director at Deutsche Bank Alex Brown Incorporated.

Mr. Bannister has broad financial and strategic experience through a long career that has included work as (i) an investment banker focused on the transportation sector, (ii) a private equity and venture capital investor and (iii) as a senior executive with FTI. In his former capacity as a senior executive with FTI, Mr. Bannister was involved extensively with FTI’s operational strategy and global expansion, with responsibility for all of FTI’s business segments, budgeting and strategic growth initiatives. Earlier in his career, Mr. Bannister was a certified public accountant with Deloitte, Haskins and Sells and has extensive experience with financial reporting and auditing matters. The Board believes Mr. Bannister’s experience, together with his over 25 years of service as a Director of the Company, allows him to bring a sophisticated, diverse and seasoned business perspective to the Board.

Name	Age	Business Experience

George P. Scanlon	60

Mr. Scanlon is a private investor. From 2010 to 2013, Mr. Scanlon was the Chief Executive Officer of Fidelity National Financial, Inc. (“FNF”) after serving as Chief Operating Officer of FNF earlier in 2010. FNF, listed on the NYSE, is the nation’s largest title insurance company through its title insurance underwriters and a leading provider of technology and transaction services to the real estate and mortgage industries. Mr. Scanlon also served as the Executive Vice President—Finance of Fidelity National Information Services from 2009 to 2010, and the Chief Financial Officer of Fidelity National Information Services, also listed on the NYSE, from 2008 to 2009. Prior to working at FNF, Mr. Scanlon served as the Chief Financial Officer at several companies, including BFC Financial Corporation (now BBX Capital Corporation) from 2007 to 2008, Levitt Corporation from 2004 to 2008 and DataCore Software Corporation from 2001 to 2004. Earlier in his career, Mr. Scanlon also worked approximately 18 years for Ryder System, Inc., a NYSE-listed transportation and supply chain management solutions company, in a number of financial, audit and strategic roles, and at Price Waterhouse (now PricewaterhouseCoopers International Limited) (“PwC”) as an accountant. Mr. Scanlon currently serves on the board of directors of Cyndx Holdco, Inc., a privately held company.

Mr. Scanlon has broad business, financial and strategic expertise through a long career with both public and private companies in a number of industries. Mr. Scanlon’s service as an executive at FNF, and particularly his service as the former Chief Executive Officer of FNF, brings valuable experience to the Board. FNF also owned minority or majority equity positions in a number of private portfolio companies on whose boards Mr. Scanlon served, including Comdata, Inc., a leading provider of fleet management and B2B payment solutions for the trucking industry and a key vendor to the Company. Mr. Scanlon also offers a very strong financial background, having served as the chief financial officer at a number of companies, as a financial executive at Ryder System, Inc., and as an accountant at PwC.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis four times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings and acts by written consent when matters require Board action between scheduled meetings. In addition, the Independent Directors (as defined below) of the Board meet regularly in executive session without any other members of management or the Board present.

Attendance at Annual Meetings

Each member of the Board is required to attend all meetings (whether special or annual) of the stockholders of the Company. In the case where a Director is unable to attend a special or annual stockholders’ meeting, such absence shall be publicly disclosed in the subsequent Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission (the “SEC”) and an explanation for such absence shall be provided to the Company’s Nominating and Corporate Governance Committee. Any consideration of additional Company action, as appropriate, with respect to such absence shall be solely within the discretion of the Nominating and Corporate Governance Committee of the Board. All current Board members attended the 2017 Annual Meeting.

Attendance at Board Meetings

During the Company’s 2017 fiscal year, the Board held four regular meetings, eight telephonic meetings, and acted once by unanimous written consent. During the Company’s 2017 fiscal year, each current Director who served on the Board in 2017 attended 75% or more of the total number of meetings of the Board and all committees of the Board on which such Director serves.

Independent Directors

Each of Homaira Akbari, David G. Bannister, Diana M. Murphy, Anthony J. Orlando, George P. Scanlon and Larry J. Thoele is an “independent director,” as defined in Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market and Item 407(a) of Regulation S-K promulgated under the Securities Act and meets the requirements of Rule 5605(c)(2)(A) of such NASDAQ rules and Item 407(a) of Regulation S-K promulgated under the Securities Act (such Directors are, collectively, the “Independent Directors”). The Independent Directors held five meetings during fiscal year 2017, in each case in executive session without any other members of management or the Board present.

Structure and Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Safety and Risk Committee and a Strategic Planning Committee to devote attention to specific subjects. The functions of these committees and the number of meetings held during 2017 are described below. The Board does not currently have an Executive Committee. The Independent Directors have elected a non-executive Chairman, whose role is further described below. In addition, the Board has established a Disclosure Committee comprised of members of management, including one employee member of the Board, to establish and maintain certain disclosure controls and procedures to ensure accurate and timely disclosure in the Company’s periodic reports filed with the SEC.

Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee solely consist of the Independent Directors, with a different Independent Director serving as the Chairman for each such committee. In addition, Dr. Akbari serves as the Chairman of the Strategic Planning Committee and Mr. Orlando serves as the Chairman of the Safety and Risk Committee, each of which is comprised of all of the Directors on the Board. Historically, each of the Audit Committee, Compensation

Committee and Nominating and Corporate Governance Committee has typically invited Mr. Gattoni, the Director who does not serve on those committees, to attend all regular meetings of these three committees, excluding any meetings of the Compensation Committee to the extent pertaining to his executive compensation arrangements.

Leadership Structure of the Board

The leadership structure of the Board consists of: (i) a non-executive Chairman; (ii) an Independent Director serving as Chairman of the Audit Committee; (iii) an Independent Director serving as Chairman of the Compensation Committee; (iv) an Independent Director serving as Chairman of the Nominating and Corporate Governance Committee; (v) an Independent Director serving as Chairman of the Strategic Planning Committee; (vi) an Independent Director serving as the Chairman of the Safety and Risk Committee; and (vii) an employee Director who also serves as the Company’s President and Chief Executive Officer. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee consists solely of Independent Directors.

The Board believes this leadership structure is appropriate for the Company as the Company’s Chief Executive Officer is responsible for leading the overall strategic direction of the enterprise; however, the Independent Directors, led by the non-executive Chairman of the Board, retain the decision making authority of the Board because the Independent Directors consist of a majority of the members of the Board. In addition, the Independent Directors constitute the sole members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and a majority of members of the Strategic Planning Committee and the Safety and Risk Committee. The Board also believes that its leadership structure is supported by Independent Directors serving as the Chairman of each committee of the Board, as the Chairman of each committee of the Board has responsibility for setting the agenda for each meeting of that committee. Ms. Murphy, as non-executive Chairman, sets the agenda for the meetings of the Independent Directors. Further, the Company’s internal audit function reports directly to the Audit Committee. Finally, there are no meetings of the Board or any committee of the Board at which each Independent Director is not an invited member, the Independent Directors meet regularly in executive session without any members of management present, including Mr. Gattoni, and the Independent Directors have significant input regarding the Board’s agenda and information flow.

Non-Executive Chairman

On May 19, 2015, the Board elected Diana M. Murphy to serve as non-executive Chairman of the Board for such term as the Board may determine. In appointing Ms. Murphy as the non-executive Chairman of the Board following the Company’s 2015 Annual Meeting, the Board considered Ms. Murphy’s extensive experience with the Company having served on the Board since 1998, including her service as Independent Lead Director since 2012 and her service at various times as Chairman of the Nominating and Corporate Governance Committee, the Strategic Planning Committee and the Compensation Committee.

The duties and responsibilities of the non-executive Chairman include: (i) to preside as the chairman at all meetings of the Board; (ii) to preside as the chairman at all meetings of the Independent Directors; (iii) to serve as a liaison between the Independent Directors and Mr. Gattoni; (iv) to coordinate with Mr. Gattoni to prepare meeting agendas and related materials for meetings of the Board; (v) to coordinate with the other Independent Directors of the Board to develop the agenda with respect to all meetings of the Independent Directors; (vi) to have the authority to call meetings of the Board and meetings of the Independent Directors; (vii) to approve the annual schedule of meetings of the Board; (viii) to ensure that the Board has adequate resources, including full, timely information necessary to enable the members of the Board to perform their duties; and (ix) to communicate to management, as appropriate, the results of private discussions among the Independent Directors.

In addition to the aforementioned duties, the non-executive Chairman of the Board is also the Chairman of the Nominating and Corporate Governance Committee. In that capacity, Ms. Murphy leads the process by which potential new Independent Directors are identified and evaluated. The Board believes it is important to confer this responsibility on the non-executive Chairman in order to support a Board structure where the Independent Directors retain the decision making authority of the Board.

Separation of the Roles of Chairman and Chief Executive Officer

Ms. Murphy, the former Lead Independent Director of the Company, was appointed non-executive Chairman of the Board, effective May 19, 2015. Historically, the Company has experienced periods during which the roles of Chairman of the Board and Chief Executive Officer have been combined and periods during which these roles have been separated. The Board believes that an analysis of whether the roles of Chairman of the Board and Chief Executive Officer should be separated is based on the facts and circumstances applicable at the time of the analysis and that it may not be appropriate under all circumstances to separate the roles of Chairman of the Board and Chief Executive Officer.

Classified Structure of the Board

As described above, the Board is divided into three classes (Class I, Class II and Class III), with Directors in each class serving staggered three-year terms. The Board believes it is appropriate for the Board to retain its classified structure for several reasons, including: (i) to promote the best interests of the Company and its stockholders by providing continuity and stability with respect to leadership; (ii) to facilitate long-term planning and enhance the ability of the Board to implement long-term business strategies; (iii) to help attract and retain highly qualified directors; (iv) to enhance the Company’s bargaining power on behalf of stockholders in the event of a hostile takeover attempt or other activist shareholder undertakings; and (v) to reduce vulnerability to a coercive takeover attempt and thereby make it more likely that a potential acquiror would initiate discussions with the existing Board since it cannot replace all Directors in a single election cycle.

Audit Committee

The members of the Audit Committee are Homaira Akbari, David G. Bannister, Diana M. Murphy, Anthony J. Orlando, George P. Scanlon and Larry J. Thoele (Chairman), each an Independent Director.

The Charter of the Audit Committee was amended and restated by the Board at the July 28, 2016 Board meeting. The Charter of the Audit Committee more fully describes the purposes, membership, duties and responsibilities of the Audit Committee described herein. A copy of the Charter of the Audit Committee is available on the Company’s website at www.landstar.com under Investor Relations/Corporate Governance.

The Audit Committee (i) appoints the independent registered public accounting firm for the Company and monitors the performance of such firm, (ii) reviews the scope and results of the annual audits, (iii) evaluates with the independent registered public accounting firm the Company’s annual audit of the consolidated financial statements and audit of internal control over financial reporting, (iv) monitors the performance of the Company’s internal audit function, (v) reviews with management the annual and quarterly financial statements, (vi) reviews with management and the internal auditors the status of internal control over financial reporting, (vii) reviews and maintains procedures for the anonymous submission of complaints concerning accounting and auditing irregularities and (viii) reviews problem areas having a potential financial impact on the Company which may be brought to its attention by management, the internal auditors, the independent registered public accounting firm, the Board or through an anonymous submission of complaints. In addition, the Audit Committee preapproves all non-audit related services provided by the Company’s independent registered public accounting firm, currently KPMG, and approves the independent registered public accounting firm’s fees for services rendered to the Company. During the 2017 fiscal year, the Audit Committee held four meetings, six telephonic meetings and did not act by written consent.

Compensation Committee

The members of the Compensation Committee are Homaira Akbari, David G. Bannister (Chairman), Diana M. Murphy, Anthony J. Orlando, George P. Scanlon and Larry J. Thoele, each an Independent Director.

The Compensation Committee functions include: (i) reviewing and making determinations with respect to matters having to do with the compensation of Executive Officers and Directors of the Company and (ii) administering certain plans relating to the compensation of officers and Directors. During the Company’s 2017 fiscal year, the Compensation Committee held four meetings, four telephonic meetings and did not act by written consent.

The Charter of the Compensation Committee was amended and restated by the Board at the May 23, 2013 Board meeting. The Charter of the Compensation Committee more fully describes the purposes, membership, duties and responsibilities of the Compensation Committee described herein. A copy of the Charter of the Compensation Committee is available on the Company’s website at www.landstar.com under Investor Relations/Corporate Governance.

The Compensation Committee has full and complete discretion to establish the compensation payable to the Company’s Chief Executive Officer and the other Executive Officers and oversees the compensation payable to other employees of the Company. With regard to the Executive Officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee, following authorization by the Board, has delegated to the Company’s Chief Executive Officer authority with respect to management annual salary decisions for employees making up to $150,000 in annual salary. In addition, the Compensation Committee has delegated to the Company’s Chief Executive Officer the authority with respect to the grant of restricted stock units and/or nonvested restricted stock up to an aggregate grant date fair value of $150,000 per employee (other than Executive Officers) with vesting over a period of no less than three years from the date of the grant following consultation with the Chairman of the Compensation Committee. The Compensation Committee has otherwise not delegated to management any of its responsibilities with respect to the compensation of the Executive Officers of the Company, except with respect to the day-to-day operations of the Company’s compensation plans.

The Compensation Committee has the authority to hire and negotiate the terms of compensation for its advisers, including compensation consultants. The Compensation Committee periodically reviews the Company’s compensation programs. In 2017, the Compensation Committee was assisted by Compensation Strategies, Inc. in this process. See “Compensation, Discussion and Analysis – Compensation Consultants.”

Compensation Committee Interlocks and Insider Participation

As noted above, the members of the Compensation Committee are Homaira Akbari, David G. Bannister, Diana M. Murphy, Anthony J. Orlando, George P. Scanlon and Larry J. Thoele. All members of the Compensation Committee are Independent Directors, and no member is or has been an employee of the Company. During the Company’s 2017 fiscal year, no Executive Officer of the Company served as a member of the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Homaira Akbari, David G. Bannister, Diana M. Murphy (Chairman), Anthony J. Orlando, George P. Scanlon and Larry J. Thoele, each an Independent Director.

The Nominating and Corporate Governance Committee functions include identifying persons for future nomination for election to the Board. During the Company’s 2017 fiscal year, the Nominating and Corporate

Governance Committee held one meeting, one telephonic meeting and did not act by written consent. Stockholders who wish to submit names to the Nominating and Corporate Governance Committee for consideration for nomination to the Board should do so in writing addressed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Landstar System, Inc., 13410 Sutton Park Drive South, Jacksonville, Florida 32224.

The Charter of the Nominating and Corporate Governance Committee was amended and restated by the Board at the July 29, 2015 Board meeting. The Charter more fully describes the purposes, membership, duties and responsibilities of the Nominating and Corporate Governance Committee described herein. A copy of the Charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.landstar.com under Investor Relations/Corporate Governance. Following the recommendation of the Nominating and Corporate Governance Committee, the Board approved revised Corporate Governance Guidelines at its July 28, 2016 meeting. The Corporate Governance Guidelines set forth, among other things, guidelines with respect to Director qualification standards and Board membership criteria, limitations on the number of public company boards on which a Director may serve, attendance of Directors at Board meetings, Director compensation, Director education, evaluation of the Company’s Chief Executive Officer and Board self-assessment. A copy of the Corporate Governance Guidelines is available on the Company’s website at www.landstar.com under Investor Relations/Corporate Governance.

The Nominating and Corporate Governance Committee oversees an annual self-evaluation conducted by the Board in order to determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee also oversees individual Director self-assessments in connection with the evaluation of each Director for purposes of making a recommendation to the Board as to the persons who should be nominated for election or re-election, as the case may be, at each upcoming annual meeting of stockholders.

The Nominating and Corporate Governance Committee considers candidates for the Board suggested by its members and other Board members, as well as management and stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for the Board based on whether or not the nominee is recommended by one of its members, another Board member, management or a stockholder. The Nominating and Corporate Governance Committee evaluates prospective nominees against a number of minimum standards and qualifications, including business experience and financial literacy. The Nominating and Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board, the balance of management Directors and Independent Directors, the need for Audit Committee or other relevant expertise, the evaluations of other prospective nominees and other individual qualities and attributes that contribute to a broad spectrum of experience among members of the Board. The Nominating and Corporate Governance Committee then determines whether to interview the prospective nominees, and, if warranted, one or more of the members of the Nominating and Corporate Governance Committee, and others as appropriate, interview such prospective nominees whether in person or by telephone. After completing this evaluation and, if warranted, interview, the Nominating and Corporate Governance Committee makes a recommendation to the Board as to the persons who should be nominated by the Board. The Board then determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

Safety and Risk Committee

The members of the Safety and Risk Committee are Homaira Akbari, David G. Bannister, James B. Gattoni, Diana M. Murphy, Anthony J. Orlando (Chairman), George P. Scanlon and Larry J. Thoele.

The Safety and Risk Committee functions include the review and oversight of the Company’s safety performance, goals and strategies and the Company’s enterprise-wide risk identification, policies and procedures. The Company has also established a management risk committee, consisting of those members of executive management of the Company with ultimate responsibility for the Company’s enterprise risk management practices. The members of this committee include the President and Chief Executive Officer, the Vice President and Chief Financial Officer, the Vice President and Chief Commercial and Marketing Officer, the Vice President and Chief Safety and Operations Officer, the Vice President and Chief Information Officer, the Director of Internal Audit, the Vice President, General Counsel and Secretary, the Vice President, Transportation Administrative Services and the Vice President, Corporate Controller. The management risk committee meets on a quarterly basis to review the Company’s enterprise-wide risk identification and monitoring practices, policies and procedures. The Chairman of the management risk committee meets with the Safety and Risk Committee at least twice annually to review and discuss enterprise risk management within the Company.

During the Company’s 2017 fiscal year, the Safety and Risk Committee held two meetings, no telephonic meetings and did not act by written consent.

Strategic Planning Committee

The members of the Strategic Planning Committee are Homaira Akbari (Chairman), David G. Bannister, James B. Gattoni, Diana M. Murphy, Anthony J. Orlando, George P. Scanlon and Larry J. Thoele.

The Strategic Planning Committee functions include the review and consideration of the strategic objectives of the Company as well as the policies and procedures designed to achieve these strategic objectives. The Strategic Planning Committee solicits the views of the Company’s senior management and assesses strategic directions for implementation. During the Company’s 2017 fiscal year, the Strategic Planning Committee held two meetings, no telephonic meetings and did not act by written consent.

COMPENSATION OF DIRECTORS

For fiscal year 2017, each Independent Director was paid an annual fee of $75,000 with no additional fees payable for attendance at or participation in Board or committee meetings or service as a chairman of a committee of the Board. Ms. Murphy, the non-executive Chairman of the Board, was paid an additional $50,000 annual fee to serve in that capacity. Directors are not paid a retainer fee upon election or re-election to the Board. Directors are reimbursed for expenses incurred in connection with attending Board meetings and other company-related expenses such as attending director educational events.

In addition, a Director who was neither an officer nor an employee of the Company, received a grant under the Amended and Restated 2013 Directors Stock Compensation Plan, on the first business day immediately following the May 2017 Annual Meeting, of a number of restricted shares of Common Stock or a number of deferred stock units equal to the quotient of $110,000 divided by the fair market value of a share of Common Stock on the date of such grant, rounded to the nearest whole number of shares. Each such grant of restricted stock or deferred stock units vests on the date of the next Annual Meeting. The unvested shares of restricted stock or deferred stock units are subject to forfeiture upon early departure of a Director from the Board for any reason prior to the Annual Meeting that immediately follows the Annual Meeting in respect of which such shares were granted.

Mr. Gattoni, who is not an Independent Director, did not receive any compensation for services as Director, for services on committees of the Board or for attendance at meetings, but he was reimbursed for expenses incurred in his capacity as a Director.

Compensation paid to Directors

The following table summarizes the compensation paid to Directors, other than Mr. Gattoni, during 2017.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	All Other Compensation ($)	Total ($)
Homaira Akbari	75,000	110,039	414	185,453
David G. Bannister	75,000	110,039	418	185,457
Michael A. Henning(2)	29,464	—	155	29,619
Diana M. Murphy	125,000	110,039	414	235,453
Anthony J. Orlando	75,000	110,039	414	185,453
George P. Scanlon	45,742	110,039	263	156,004
Larry J. Thoele	75,000	110,039	414	185,453

(1)	Dr. Akbari, Mr. Bannister, Ms. Murphy, Mr. Scanlon and Mr. Thoele were each granted 1,315 restricted shares and Mr. Orlando was granted 1,315 deferred stock units on May 24, 2017, the first business day immediately following the date of the Company’s 2017 Annual Meeting. The fair market value of a share of Common Stock on May 24, 2017 was $83.68. At December 30, 2017, Dr. Akbari, Mr. Bannister, Ms. Murphy, Mr. Scanlon and Mr. Thoele each had 1,315 restricted shares outstanding and Mr. Orlando had 1,315 deferred stock units outstanding. Dr. Akbari, Mr. Bannister, Mr. Henning, Ms. Murphy, Mr. Scanlon and Mr. Thoele were paid dividends on unvested restricted stock of $414, $418, $155, $414, $263 and $414, respectively, in 2017. Mr. Orlando was paid dividend equivalents on deferred stock units of $414 in 2017. Dividends paid on shares of unvested restricted stock and dividend equivalents paid on deferred stock units are included in All Other Compensation in the table above.

(2)	As previously disclosed, Mr. Henning retired from the Board in May 2017 upon the completion of his most recent three year term.

Director Stock Ownership Guidelines

The Compensation Committee of the Board has established stock ownership guidelines for Directors that recommend that each Director own a number of shares of the Company’s Common Stock in an amount no less than five times the annual cash fee payable to an outside Director within five years of such Director’s initial election to the Board. At March 27, 2018, each current Director who has served five years on the Board was in compliance with the stock ownership guidelines.

Hedging and Pledging of Common Stock by Directors

The Board has established a policy that prohibits the hedging and pledging of the Common Stock by all Directors under any circumstances.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee is comprised of all of the Independent Directors. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to the independent registered public accounting firm’s independence. The Audit Committee relies, without independent verification, on the information provided to it and on presentations and statements of fact made by management, the internal auditors and the independent registered public accounting firm.

In connection with these responsibilities, as discussed elsewhere in this Proxy Statement, the Audit Committee held four meetings and six telephonic meetings during the Company’s 2017 fiscal year. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the independent registered public accounting firm. The Audit Committee discussed with representatives of the independent registered public accounting firm the overall scope and plans for these audits. The Audit Committee also met with representatives of KPMG, with and without management and the internal auditors present, to discuss the Company’s fiscal year 2017 financial statements and the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed the December 30, 2017 audited financial statements with management and reviewed and discussed the status of the Company’s internal control over financial reporting with management and the internal auditors. The Audit Committee also discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board, and also received written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding KPMG’s independence from the Company. The Audit Committee had discussions with representatives of the independent registered public accounting firm concerning the independence of the independent registered public accounting firm under the rules and regulations governing auditor independence promulgated under the Sarbanes-Oxley Act. The Audit Committee had discussions with management and the internal auditors concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

The Board has determined that Mr. Bannister, Mr. Orlando and Mr. Thoele, each an independent director under the NASDAQ and SEC audit committee structure and membership requirements, meet the SEC criteria of an “audit committee financial expert” under the standards established by Item 407(d) of Regulation S-K under the Securities Act. Mr. Bannister’s background and experience includes serving as a Managing Director of Deutsche Bank Alex Brown Incorporated, a General Partner of Grotech Capital Group, and as a senior executive with FTI Consulting, Inc., a global business consulting firm listed on the New York Stock Exchange. In addition, Mr. Bannister was a certified public accountant employed as an audit manager at the firm of Deloitte, Haskins and Sells. Mr. Orlando’s background and experience includes serving as the CEO of Covanta from 2004 to 2015, during which time he actively supervised the principal financial and accounting officer of Covanta and helped to oversee and assess the performance of public accountants with respect to the preparation, auditing and evaluation of Covanta’s financial statements. Mr. Orlando also has a Masters in Business Administration (Finance) from Seton Hall University. Mr. Thoele’s background and experience includes service as an audit partner with KPMG from 1982 to 2009. Mr. Thoele served as Managing Partner of the Jacksonville office of KPMG from 1991 to 2007, the partner in charge of the North Florida audit practice of KPMG from 1996 to 2007 and as a lead partner in KPMG’s private equity practice from 2007 to 2009.

During 2017, the Audit Committee preapproved the continuation of all non-audit services to be rendered to the Company by the independent registered public accounting firm in 2017 (which services are disclosed elsewhere in this Proxy Statement) and concluded that these services were compatible with maintaining the independence of the registered public accounting firm.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2017 Annual Report, filed with the SEC on February 23, 2018. The Audit Committee has also selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2018 and has recommended to the Board that this selection be presented to the stockholders for ratification.

THE AUDIT COMMITTEE

Larry J. Thoele, Chairman

Homaira Akbari

David G. Bannister

Diana M. Murphy

Anthony J. Orlando

George P. Scanlon

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers (the “Executive Officers”) of the Company. The Executive Officers of the Company serve at the discretion of the Board and until their successors are duly elected and qualified. For information regarding ownership of Common Stock by the Executive Officers of the Company, see “Security Ownership by Management and Others.” There are no family relationships among any of the Directors and Executive Officers of the Company or any of its subsidiaries.

Name	Age	Business Experience

James B. Gattoni	56	See previous description under “Directors of the Company.”

L. Kevin Stout	49	Mr. Stout has been an Executive Officer of the Company since December 2014. He has been Vice President, Chief Financial Officer and Assistant Secretary since December 2014. Mr. Stout served as Vice President of Finance and Corporate Controller from January 2014 to December 2014. Mr. Stout served as Vice President, Corporate Controller from 2007 to 2014. Mr. Stout held various other positions with subsidiaries of the Company since 1997. He is also an officer or director of each of the Company’s subsidiaries and is a trustee of the Landstar Scholarship Fund.

Michael K. Kneller	43	Mr. Kneller has been an Executive Officer of the Company since June 2005. He has been Vice President, General Counsel and Secretary of the Company since June 2005. Prior to joining the Company in 2005, Mr. Kneller was a corporate attorney at the law firm of Debevoise & Plimpton LLP. He is also an officer or director of each of the Company’s subsidiaries and is a trustee of the Landstar Scholarship Fund.

Patrick J. O’Malley	59	Mr. O’Malley has been an Executive Officer of the Company since January 2008. He has been Vice President and Chief Commercial and Marketing Officer of the Company since May 2011. Mr. O’Malley served as Vice President and Chief Operating Officer of the Company from January 2011 until May 2011. Mr. O’Malley served as Vice President and Co-Chief Operating Officer of the Company from August 2009 until January 2011. Mr. O’Malley has served as President of Landstar Global Logistics, Inc. and Landstar Transportation Logistics, Inc. since February 2011. Mr. O’Malley has served as President of Landstar Express America, Inc., Landstar Gemini, Inc. (“Landstar Gemini”), Landstar Inway, Inc. (“Landstar Inway”), Landstar Ligon, Inc. (“Landstar Ligon”) and Landstar Ranger, Inc. (“Landstar Ranger”) since January 2008. Mr. O’Malley was Executive Vice President of Operations for Landstar Gemini, Landstar Inway, Landstar Ligon and Landstar Ranger from January 2005 to December 2007. Mr. O’Malley held various other positions with subsidiaries of the Company since 1988.

Name	Age	Business Experience

Joseph J. Beacom	53	Mr. Beacom has been an Executive Officer of the Company since January 2006. He has been Vice President and Chief Safety and Operations Officer since May 2011. Mr. Beacom served as Vice President and Chief Safety, Security and Compliance Officer of the Company from January 2006 until May 2011. Mr. Beacom served as Vice President and Chief Safety, Security and Compliance Officer of LSHI from May 2005 to May 2011. Prior to May 2005, Mr. Beacom held various other positions with subsidiaries of the Company since 1993.

Ricardo S. Coro	54	Mr. Coro has been an Executive Officer of the Company since May 2017. He has been Vice President and Chief Information Officer of the Company since May 2017. Prior to joining the Company in 2017, Mr. Coro served from 2012 to 2017 as Senior Vice President and Chief Information Officer for Southeastern Grocers, LLC, parent company of BI-LO, Fresco y Más, Harveys and Winn-Dixie supermarkets. From 2005 to 2012, he served as Senior Vice President and Chief Information Officer of Advance Auto Parts, Inc., a leading retailer of automotive replacement parts and accessories. From 2002 to 2005, Mr. Coro served as Vice President of North American Information Technology at Office Depot, a leading retailer of office supplies. Earlier in his career, Mr. Coro served in various roles at other employers in the technology and engineering fields.

Compensation Discussion and Analysis

Overall Policy

The Company’s executive compensation philosophy is to attract and motivate executive talent best suited to develop and implement the Company’s business strategy. These objectives are attained by tying a significant portion of each executive’s compensation to the Company’s success in meeting specified annual corporate financial performance goals and, through the grant of stock-based awards, aligning the interests of the Named Executives to the interests of our stockholders. The Company’s philosophy is to recognize individual contributions while supporting a team approach in achieving overall business objectives and increasing shareholder value.

The key elements of the Company’s executive compensation consist of base salary, annual performance-based incentive payments and stock-based awards. The Company’s policies with respect to each of these elements, including the basis for the compensation awarded, are discussed below.

The Company’s philosophy is to pay annual compensation generally in cash, with long-term incentive compensation paid in the form of stock-based awards. Base salary is intended to constitute a modest percentage of total compensation. The annual incentive compensation plan is designed to pay substantial compensation for superior performance. Stock-based awards have historically accounted for a significant portion of each Named Executive’s total compensation. In 2017, the Company awarded both performance stock units and restricted stock to each of its Named Executives based on each individual’s level of responsibility and performance and to help align management’s future interests with that of the Company’s stockholders. No stock options were granted to a Named Executive in 2017. The Company believes that its compensation practices align executive compensation with financial performance and, as such, executive compensation arrangements are generally aligned with the Company’s variable cost business model.

The Compensation Committee of the Board is solely responsible for decisions with respect to the compensation of the Company’s President and Chief Executive Officer, James B. Gattoni. The Compensation Committee is also responsible, taking into consideration recommendations of the President and Chief Executive Officer, for decisions with respect to the compensation awarded to the other individuals whose compensation is detailed below (such other officers, together with Mr. Gattoni, collectively herein referred to as the “Named Executives”), subject to review by the entire Board.

The Company provides its stockholders with the opportunity to cast an annual advisory vote on Named Executive compensation as described elsewhere in this Proxy Statement (commonly known as a “say-on-pay” proposal). At the Company’s 2017 Annual Meeting, approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. As noted above, the say-on-pay vote is advisory and therefore not binding on the Compensation Committee. However, the Compensation Committee values the opinion of the Company’s stockholders and, to the extent there were any significant vote against the Named Executive compensation as disclosed in this Proxy Statement, would consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Base Salaries

Base salaries for Named Executives are initially determined by evaluating the responsibilities of the position held and the experience of the individual. Salary adjustments are determined by evaluating the performance of the Company and of each Named Executive, and also take into account the Named Executive’s assumption of, or changes in, responsibilities, if any. The financial results of the operating functions which report into a Named Executive or for which a Named Executive otherwise has responsibility are also considered. The base salaries of the five Named Executives are detailed in the Summary Compensation Table that follows. As of January 1, 2018, the Compensation Committee approved increases in the annual base salaries of Mr. Gattoni to $500,000 per year and Mr. Beacom, Mr. Kneller, Mr. O’Malley and Mr. Stout to $300,000 per year.

Performance Based Compensation

The Company maintains performance based compensation programs that are designed to encourage the Company’s Named Executives to achieve various financial goals linked to operating objectives both for the Company’s upcoming fiscal year as well as for the longer term performance of the enterprise. The Company’s performance based compensation programs includes the Company’s annual incentive program and stock-based awards program, each of which are further described below.

Annual Incentive Compensation

The Company’s objective with respect to the Landstar System, Inc. Executive Incentive Compensation Plan, adopted by the Board and approved by the Company’s stockholders effective January 1, 2017 (the “EICP”), is to encourage the Company’s Named Executives to achieve various financial goals linked to operating objectives for the Company’s upcoming fiscal year. These annual goals are developed as part of the Company’s budgeting process and in general are aligned with the Company’s long-term objectives with respect to earnings growth. For each annual fiscal period, the Compensation Committee reviews and approves, among other financial metrics, the budgeted amount for diluted earnings per share. In establishing budgeted amounts for diluted earnings per share for 2017, the Company considered 2016 operating results, historical operating trends and forecasted 2017 U.S. economic factors such as industrial production, estimated freight demand and capacity availability. Once the annual budgeted goal is approved by the Compensation Committee, the EICP is designed to incent management to meet and, when possible, to exceed their goals. An executive’s incentive compensation payment continues to increase as actual results for the fiscal year exceed budgeted amounts. As further described below, actual payments under the EICP are calculated based upon how much actual results exceed budgeted diluted earnings per share, using a predetermined formula, up to the maximum annual payment per eligible participant as per the EICP as approved by the Company’s stockholders, and subject to the discretion of the Compensation Committee. For the 2017 fiscal year, the maximum annual payment per eligible participant was $3 million.

With respect to the 2017 fiscal year, each of the Named Executives had a target under the EICP based on a specific budgeted diluted earnings per share amount approved in connection with the Company’s annual operating budget. The Compensation Committee believes it is appropriate to establish the target under the EICP based on diluted earnings per share because (1) each of the Named Executives were in positions of broad responsibility over various components that affect the Company’s diluted earnings per share amount, (2) the Compensation Committee believes that diluted earnings per share is the primary financial measure reflecting the performance of the Company’s overall strategic direction and on that basis evaluates the performance of the Named Executives and (3) the Compensation Committee believes it is appropriate to compensate the Named Executives upon achievement of Company-wide, rather than function specific budgeted targets in order to focus executive management on Company-wide strategic and financial performance goals.

The “threshold” amount of diluted earnings per share under the EICP refers to the budgeted amount for diluted earnings per share, before giving effect to the amount of diluted earnings per share that would be required to give effect to a “one-time incentive payment.” A “one-time incentive payment” under the EICP equals the executive’s EICP percentage multiplied by such executive’s base salary. The EICP percentages for the Named Executives in 2017 were as follows: Mr. Gattoni, 100%, Mr. Stout, 65%, Mr. Kneller, 50%, Mr. O’Malley, 50% and Mr. Beacom, 50%.

The “target” amount of diluted earnings per share under the EICP refers to the amount of diluted earnings per share that would be required to give effect to a “one-time incentive payment.”

For example, each Named Executive would have received no incentive payout if the Company’s actual diluted earnings per share amount for the fiscal year equaled budgeted diluted earnings per share before giving effect to the funding of a one-time incentive payment. Each Named Executive would have received a “one-time incentive payout” if the Company’s actual diluted earnings per share amount for the fiscal year equaled budgeted diluted earnings per share after giving effect to such one-time incentive payment. If the Company’s actual diluted earnings per share for the fiscal year were greater than the “target” amount of diluted earnings per share after giving effect to a one-time incentive payment, the EICP payment for each Named Executive would be calculated by multiplying each such executive’s base salary by such executive’s EICP percentage multiplied by a “multiplier” that is equal to one plus a predetermined factor. The factor equaled 33 1/3 percent for each one percent by which actual diluted earnings per share exceeded target diluted earnings per share up to a multiplier of 3.0 for each executive if actual diluted earnings per share, after giving effect to a one-time incentive payout, exceeded target diluted earnings per share by six percent. In the event actual diluted earnings per share, after giving effect to a one-time incentive payout, exceeded target diluted earnings per share by more than six percent, a bonus pool accrues as if the multiplier was not capped at 3.0 for each participant under the EICP. The bonus pool is allocable among EICP participants based on the discretion of the Compensation Committee. These calculations of individual amounts for each Named Executive may be adjusted downwards at the discretion of the Compensation Committee in accordance with the Company’s 162(m) stockholder-approved EICP and subject to the $3 million maximum.

The “target” amount of diluted earnings per share under the EICP with respect to the 2017 fiscal year was $3.06. Diluted earnings per share for the 2017 fiscal year was $4.21, which exceeded “target” diluted earnings per share by 37.6%, or $1.15 per share. As further described below, the Compensation Committee used $3.78 in diluted earnings per share in determining the 2017 multiplier, reflecting an adjustment in light of the impact of the enactment of the Tax Cuts and Jobs Act (the “Tax Reform Act”) in December 2017, on 2017 diluted earnings per share.

Landstar’s financial performance in fiscal year 2017 was the best in the Company’s history. Landstar set many annual financial and operational records in 2017, including revenue, gross profit, operating income, net income, diluted earnings per share and truck loads. Revenue in fiscal 2017 was approximately $3.6 billion, an annual record. Gross profit in 2017 was $544 million, also an annual record. Record revenue and gross profit in 2017 was provided on the strength of approximately 1,903,000 loads hauled via truck capacity, the highest number of loads hauled via truck in any year in Landstar history. Operating income in 2017 was an annual record of $244 million and diluted earnings per share in 2017 was an annual record of $4.21.

Landstar diluted earnings per share for the 2017 fiscal year increased 30% over diluted earnings per share for the 2016 fiscal year of $3.25. The year-over-year earnings growth rate is particularly impressive given (i) a significant increase in the provision for incentive compensation in 2017 as compared to 2016 when none of the Named Executives received any payments under the EICP, (ii) the fact that 2016 had one additional week of operations compared to 2017 due to the Company’s fiscal year being defined as the 52 or 53 week period ending on the last Saturday in December, and (iii) the less favorable timing of Christmas in 2017 as compared to 2016, as Christmas 2017 fell on a Monday and Christmas 2016 fell on a Sunday, making the week including Christmas in 2017 much less productive than that in 2016.

The Company’s 2017 results were favorably impacted by a one-time tax benefit of approximately $19,500,000 related to the Company’s reasonable estimate of the change in future tax rates on net deferred tax liabilities as a result of the Tax Reform Act in December 2017. Excluding the impact of the revaluation of deferred tax liabilities as a result of the enactment of the Tax Reform Act, the Company’s fiscal year 2017 diluted earnings per share would have been $3.75, which also would have been an annual record. The Compensation Committee used its negative discretion under the EICP to exclude the one-time tax benefit, net of the after-tax cost of the incremental stock-based compensation expense resulting solely from the impact of the Tax Reform Act, from the EICP multiplier calculation for purposes of determining incentive compensation payable to Named Executives under the EICP for 2017. As a result, diluted earnings per share utilized for purposes of the calculation of the multiplier was $3.78, or 23.5% above target, not $4.21.

2017 also included several significant strategic and operational achievements. For example, the Company opened (i) a significant new transload facility in Laredo, Texas to focus on increasing U.S./Mexico cross-border shipments and (ii) Landstar Metro, a new intra-Mexico operation based in Mexico City, Mexico, as part of its expanded Mexico services. The Company also took a number of positive steps with respect to several of the technology initiatives it has been working on over the past 18 months. First, Landstar completed the integration of its new transportation management system (TMS) to its legacy system and is moving forward with transitioning agents to the new tool. Second, the Company launched a new and improved dynamic pricing tool for its agents. Third, Landstar released an enhanced mobile application to its entire BCO population to better enable BCOs to access all available loads on smartphones. And, fourth, the Company launched an analytics tool for its agents so they can better monitor and manage their businesses.

As actual results for fiscal 2017 exceeded the target, a bonus pool accrued as if the multiplier was not capped at 3.0 for each participant under the EICP. The Compensation Committee exercised its discretion to apportion the pool and determine the EICP payment for each Named Executive by multiplying each such Named Executive’s base salary by such Named Executive’s EICP percent multiplied by 8.86 (or, one plus (23.5 multiplied by 0.33)). On this basis, the payment that would have been generated under the EICP relating to Mr. Gattoni would have been in excess of the maximum annual payment per eligible participant of $3,000,000. The amount of the bonus pool attributable to Mr. Gattoni that would have resulted in a payment in excess of $3,000,000 was instead used to fund one-time additional bonus amounts for all eligible hourly and salary employees of the Company, other than the Named Executive Officers and certain other employees who were eligible to participate in the Company’s other incentive compensation programs.

Inclusive of fiscal year 2017, the Company has achieved the “target” amount of diluted earnings per share in four of the five preceding fiscal years and eight of the preceding ten fiscal years.

Annual Incentive Compensation – Clawback Rights

The EICP provides that if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may, in its discretion after considering the costs and benefits of doing so, recover that portion of any bonus paid under the EICP to any current or former Named Executive during the three-year period preceding the date on which the Company files the restatement of such financial statement(s) with the Securities and Exchange Commission, which portion exceeds the amount or value that the Compensation Committee determines would have been payable or received in respect of such bonus had the revised financial statement(s) reflected in the restatement been applied to determine such bonus. Subject to applicable law, the Compensation Committee may seek such excess compensation by requiring the Named Executive to pay such amount to the Company by set-off, by reducing future compensation or by such other means or combination of means as the Committee determines to be appropriate.

Stock-based Awards

Under the Company’s 2011 Landstar System, Inc. Equity Incentive Plan, stock-based awards may be granted to the Company’s Named Executives and certain other key employees. No further grants of stock-based awards can be made under the Amended and Restated 2002 Employee Stock Option and Stock Incentive Plan (together with the 2011 Equity Incentive Plan, the “Employee Equity Plans”). The Compensation Committee determines the type and number of stock-based awards to be granted to a Named Executive based on such Named Executive’s job responsibilities, the individual performance evaluation of such Named Executive and overall Company performance. Stock-based awards are typically granted to Named Executives once a year.

The Compensation Committee believes that stock options, restricted stock, restricted stock units (the “RSUs”) and other forms of stock-based awards that may be granted under the Employee Equity Plans are effective methods that may be used as part of the Company’s long-term compensation program. The Company historically granted stock options and restricted stock under the Employee Equity Plans. Over the past five years, the Compensation Committee approved the grant of performance related stock awards in the form of RSUs to

Named Executives on an annual basis (the “Regular RSU Awards”). In 2016, the Compensation Committee modified the structure of the Regular RSU Awards program and, in connection with those modifications, initiated a program to grant annual restricted stock awards to Named Executives (the “Regular Restricted Stock Awards”) along with the Regular RSU Awards.

Stock-based Awards – Stock Option Grants

In prior years, Named Executives were granted stock options on an annual basis that vested 100% after a period that ranged from three to five years from the date of grant or in three or five equal annual installments commencing on the first anniversary of the date of grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. In 2017, no stock option awards were made to Named Executives.

Stock-based Awards – Regular RSU Awards

On January 2, 2013, the Company granted in aggregate 68,000 RSUs to Named Executives. Under these Regular RSU Awards, Mr. Gattoni received 18,000 RSUs, Messrs. Beacom, Kneller and O’Malley each received 15,000 RSUs and Mr. Stout received 5,000 RSUs. The Compensation Committee awarded Mr. Gattoni a larger grant than Messrs. Beacom, Kneller and O’Malley in 2013 in reflection of the breadth of Mr. Gattoni’s responsibilities which at the time covered the Company’s financial, administrative and information systems functions. Mr. Stout received a smaller grant than the other Named Executives as he was not an executive officer of the Company at the time of these grants.

On January 2, 2014, the Company granted in aggregate 80,000 RSUs to Named Executives. Under these Regular RSU Awards, Mr. Gattoni received 30,000 RSUs, Messrs. Beacom, Kneller and O’Malley each received 15,000 RSUs and Mr. Stout received 5,000 RSUs. The Compensation Committee awarded Mr. Gattoni a larger grant on January 2, 2014 in connection with Mr. Gattoni’s promotion to President and Chief Financial Officer of the Company, effective January 1, 2014. Mr. Stout received a smaller grant than the other Named Executives as he was not an executive officer of the Company at the time of this grant.

For the Regular RSU Awards granted in 2013 and 2014, each RSU represents the contractual right to receive one share of Common Stock (subject to adjustment as provided in the Employee Equity Plans) when the award becomes vested. The number of RSUs that vest under the 2013 and 2014 Regular RSU Awards is determined annually, for each year in the five-year period from the date of grant, by multiplying the number of RSUs granted by the sum of (a) the average of the percentage change (positive or negative) in operating income and diluted earnings per share in each of the five years immediately following the base year as compared to operating income and diluted earnings per share reported in the base year (base year being the fiscal year immediately preceding the year in which the RSUs were granted), plus (b) 5%, rounded to the nearest whole number, less (c) the number of RSUs under such grant that previously vested. The fair value of a Regular RSU Award is determined based on the market value of the Company’s Common Stock on the date of grant, discounted for lack of marketability for a minimum post-vesting holding requirement.

On January 27, 2015, the Company granted an aggregate of 50,000 RSUs to Named Executives. Under these Regular RSU Awards, Mr. Gattoni received 15,000 RSUs, Mr. Stout received 12,500 RSUs and Messrs. Beacom, Kneller, and O’Malley each received 7,500 RSUs. The Compensation Committee awarded Mr. Gattoni a larger grant in recognition of Mr. Gattoni’s broader responsibilities as President and Chief Executive Officer of the Company. Mr. Stout received a larger grant than Messrs. Beacom, Kneller, and O’Malley in recognition of his promotion to Chief Financial Officer of the Company. The number of RSUs that vest under the 2015 Regular RSU Awards is determined annually, for each year in the five-year period from the date of grant.

On January 29, 2016, the Company granted an aggregate of 40,560 RSUs to Named Executives. Under these Regular RSU Awards, Mr. Gattoni received 13,520 RSUs, and Messrs. Beacom, Kneller, O’Malley and Stout

each received 6,760 RSUs. The Compensation Committee awarded Mr. Gattoni a larger grant in recognition of Mr. Gattoni’s broader responsibilities as President and Chief Executive Officer of the Company. Unlike prior grants of Regular RSU Awards, the number of RSUs that vest under the 2016 Regular RSU Awards is determined on the third, fourth and fifth anniversary from the date of grant.

On February 2, 2017, the Company granted an aggregate of 27,169 RSUs to Named Executives. Under these Regular RSU Awards, Mr. Gattoni received 9,057, and Messrs. Beacom, Kneller, O’Malley and Stout each received 4,528 RSUs. The Compensation Committee awarded Mr. Gattoni a larger grant in recognition of Mr. Gattoni’s broader responsibilities as President and Chief Executive Officer of the Company. Similar to the 2016 Regular RSU award grant, the number of RSUs that vest under the 2017 Regular RSU Award is determined on the third, fourth and fifth anniversary from the date of grant.

For the Regular RSU Awards granted in 2015, 2016 and 2017, each RSU represents the contractual right to receive up to two shares of Common Stock (subject to adjustment as provided in the Employee Equity Plans) when the award becomes vested. For the 2015, 2016 and 2017 Regular RSU Awards, the number of RSUs that vest each year will be determined by (a) multiplying the number of RSUs credited to the Named Executive as of the applicable vesting date by (b) the Performance Multiple derived from the chart below, and (c) subtracting therefrom the number of RSUs that have previously vested; provided that, in no event, may the aggregate number of RSUs that become vested exceed 200% of the RSUs credited to the Named Executive under this grant. For purposes of the 2015, 2016 and 2017 Regular RSU Awards, the Performance Hurdle means the sum of (a) the average of the percentage change (positive or negative) in operating income and diluted earnings per share, in each case from continuing operations, from the most recently completed fiscal year as compared to the results from continuing operations for the base year, plus (b) 5%, and is as set forth in the chart below, with linear interpolation between Performance Hurdles:

Performance Hurdle	Performance Multiple	Performance Level
0%	0%
25%	50%
50%	100%	Target
75%	150%
100%	200%	Maximum

No dividends are paid on the Regular RSU Awards and Regular RSU Awards have no voting rights. However, dividend equivalents are credited to the Named Executive with respect to the 2015, 2016 and 2017 Regular RSU Awards each time that a dividend is paid on the Company’s Common Stock. The aggregate amount of such dividend equivalents so credited in respect of each such dividend are equal to the dividend paid on a share of Common Stock multiplied by, respectively, the number of 2015, 2016 and 2017 Regular RSU Awards credited to the Named Executive on the dividend record date. The dividend equivalents are converted into additional 2015, 2016 and 2017 Regular RSU Awards credited to the Named Executive on the dividend payment date based upon the fair market value of a share of Common Stock on such date.

For 2015, 2016 and 2017, the Compensation Committee changed the manner in which performance-based restricted stock unit awards are deemed to be earned to better reflect the level of performance that the Committee expects to be achieved, with a targeted number of units earned if the targeted level of performance is attained, and a maximum number of units earned if the maximum level of performance is attained. Prior to 2015, each Regular RSU Award represented the contractual right to receive one share of Common Stock based on a straight-line average change in operating income and diluted earnings per share over the relevant performance period. For the 2015, 2016 and 2017 awards, an increasing percentage of the Regular RSU award is earned based on an increasing level of positive average change in operating income and diluted earnings per share for each year of the five year performance period, such that no portion of the award is earned if there is no positive change based on the applicable calculation, 100% of the number of units granted is earned if the targeted level of positive increase is achieved, and a maximum of 200% of the number of units is earned if a maximum level of positive increase is achieved, with interpolation between these levels of performance. The Compensation Committee believes the use of a “target” and “maximum” better sets expectations associated with these awards both internally to employee recipients as well as to stockholders and other third parties to help them understand the derivation of the value attributed by the Company to these awards at the time of grant. The Compensation Committee further believes that the revised manner in which these awards are deemed to be earned emphasizes to employee recipients and investors that the expectation at the time of grant is that the employee recipients would need to perform at a high level in order for the Company’s performance to reach the targeted level of operating income and diluted earnings per share for the employees to earn the “target” number of units during the term of the award, and, moreover, that superior performance by the Company is required for the employee recipients to earn the “maximum” performance-based award.

In 2016, as noted above, the Compensation Committee also changed the vesting schedule upon which performance-based restricted stock unit awards are deemed to be earned. With respect to the 2016 and 2017 Regular RSU Awards, the number of RSUs that vest is determined on the third, fourth and fifth anniversary from the date of grant whereas vesting of all prior Regular RSU Grants is determined annually for each year in the five-year period from the date of grant. The Compensation Committee believes this change to the vesting schedule so that no awards are subject to vesting until three years from the date of grant is consistent with the long term performance goals these awards are intended to reward. Accordingly, the performance period of all Regular RSU Awards issued in 2016 and 2017 is no less than three, and up to five, years in duration.

In 2016, the Compensation Committee initiated Regular Restricted Stock Awards to each of the Named Executives. On January 29, 2016, 13,518 shares of restricted stock were issued in the aggregate to Named Executives that vest in three equal annual installments on January 31 of 2017, 2018 and 2019. Under these restricted stock awards, Mr. Gattoni received 4,506 shares, and Messrs. Beacom, Kneller, O’Malley and Stout each received 2,253 shares. The Compensation Committee awarded Mr. Gattoni a larger grant in recognition of Mr. Gattoni’s broader responsibilities as President and Chief Executive Officer of the Company.

On February 2, 2017, 9,055 shares of restricted stock were issued in aggregate to Named Executives that vest in three equal annual installments on January 31 of 2018, 2019 and 2020. Under these restricted stock awards, Mr. Gattoni received 3,019 shares, and Messrs. Beacom, Kneller, O’Malley and Stout each received 1,509 shares. The Compensation Committee awarded Mr. Gattoni a larger grant in recognition of Mr. Gattoni’s broader responsibilities as President and Chief Executive Officer of the Company.

The Compensation Committee believes that whereas the Regular RSU Awards are designed to incentivize the attainment of specific financial goals over a multi-year period (as well as rewarding for stock price appreciation), the Regular Restricted Stock Awards serve as a retention tool as they retain value during periods of adverse market volatility while also rewarding for stock price appreciation over time. The Compensation Committee believes that these two equity vehicles when used in conjunction with each other will serve to reward long term financial performance and stock price appreciation while also providing a retention-based benefit for the Named Executive in the event of shorter term market and/or economic turbulence. In determining the amount of the 2016 and 2017 Regular RSU Awards and the Regular Restricted Stock Awards for each Named Executive, the Compensation Committee considered the full equity compensation component of each Named Executive’s annual compensation and allocated such component between Regular RSU Awards and Regular Restricted Stock Awards such that each Named Executive was awarded three RSUs for each share of restricted stock.

The Compensation Committee has established post-vesting holding period requirements with respect to shares of Common Stock received upon vesting of Regular RSU Awards. Each Named Executive is subject to a one year post-vesting holding requirement with respect to the shares received upon settlement of Regular RSU Awards, net of any applicable withholding obligations in connection with such settlement.

Stock-based Awards – Grant of TSR-based RSU Awards to the CEO

On March 17, 2015, and in connection with his promotion to the position of Chief Executive Officer, the Company and James B. Gattoni entered into an agreement granting to Mr. Gattoni, as of May 1, 2015, a special performance-related stock award under the Company’s 2011 Equity Incentive Plan in the form of 20,000 RSUs (the “CEO Promotion Award”). In general, the CEO Promotion Award RSUs will vest on April 30 of 2019, 2020, and 2021, with the number of RSUs that vest on each vesting date determined by multiplying one-third of the number of RSUs credited to Mr. Gattoni pursuant to the CEO Promotion Award by a “payout percentage” that is based on the Company’s total shareholder return (“TSR”) compound annual growth rate (“CAGR”) over the vesting period, adjusted to reflect dividends (if any) paid during such period, and as may be necessary to take into account capital adjustments. Under the terms of the CEO Promotion Award, TSR CAGR over the applicable vesting period is determined as of the beginning and end of each performance period using a sixty day measurement period, other than in the event of a change in control. The “payout percentage” as of each vesting date is as follows, with straight line interpolation between performance levels:

Performance Level	If TSR CAGR is:	Then the Payout Percentage is:
Maximum	12.0% or greater	150%
Target	10.0%	100%
Threshold	8.0%	50%
<Threshold	Less than 8.0%	0%

To the extent these RSUs are not vested at the maximum level in the chart above as of the first or second vesting dates, such RSUs will again be eligible to vest at the next vesting date based on the “payout percentage” achieved as of such next vesting date. In addition, if any dividends are paid by the Company during the vesting period, dividend equivalents will be credited to Mr. Gattoni under the CEO Promotion Award as additional RSUs that are eligible to vest based on the “payout percentage” achieved as of the future vesting dates of the underlying RSUs to which such dividend equivalents relate. Any RSUs that vest will be settled in shares of Common Stock as soon as practicable after the applicable vesting date. Any units that do not become vested as of April 30, 2021 (or earlier upon Mr. Gattoni’s termination of employment or a change in control of the Company) will be forfeited.

Mr. Gattoni’s right to receive shares underlying the CEO Promotion Award is generally conditioned upon his continued employment through the applicable vesting dates. In the event of his death or disability prior to a vesting date, a pro rata number of the units then credited to Mr. Gattoni pursuant to the CEO Promotion Award (based on the number of days he remained employed during the vesting period) will vest based on the “payout percentage” achieved as of his termination of employment. Similarly, if there is a change in control of the Company prior to a vesting date, a pro rata number of the units then credited to Mr. Gattoni pursuant to the CEO Promotion Award (based on the number of days during the vesting period prior to the change in control) will vest based on the “payout percentage” achieved as of the date of the change in control.

There are several reasons why the Compensation Committee believes the nature and terms of the CEO Promotion Award to Mr. Gattoni, on the one hand, as opposed to the Regular RSU Awards, including those to Mr. Gattoni, on the other, are appropriate. The CEO Promotion Award to Mr. Gattoni is intended to be a special non-recurring award that ties the amount of future vesting directly to the Company’s TSR over the vesting period, using the growth in TSR as an additional means to measure the performance of the Chief Executive Officer of the Company. The Regular RSU Awards are intended to be annual, recurring grants, subject to the discretion of the Compensation Committee, that the Compensation Committee believes will be the principal long-term performance based compensation vehicle through which the Named Executives will be granted additional equity in the Company, along with, to a lesser extent, grants of restricted stock. The Compensation Committee believes that growth in operating income and diluted earnings per share are the two key financial measures reflecting the long-term growth of the enterprise. The Compensation Committee believes that the Company would have to achieve superior financial performance in order for a Named Executive to vest at the maximum level with respect to a Regular RSU Award granted in 2013, 2014 or 2015. For example, in order for a Named Executive to vest at the maximum level with respect to a Regular RSU Award outstanding at the end of 2015, the average increase in diluted earnings per share and operating income must equal or exceed the base year (the year immediately preceding the date of grant) operating income and diluted earnings per share by 95 percent in any of the five years following the base year.

The Company believes that the granting of stock-based awards in the form of RSUs, stock options and restricted stock is designed to encourage the creation of long-term stockholder value as the number of RSUs that vest is dependent upon growth in the Company’s operating income and diluted earnings per share and their value varies directly with the Company’s stock price, no benefit can be realized from stock options unless the stock price exceeds the exercise price over the vesting period and the benefit realized from restricted stock varies directly with the Company’s stock price. Further, the Compensation Committee believes that the Company’s use of stock-based awards is key as a retention tool, as the continued employment of the Named Executives is an important factor relating to the Company’s strategic execution and growth.

Stock-based Awards – Clawback Rights

The 2011 Equity Incentive Plan provides that any payment paid or award made to a participant under such plan is subject to recovery or “clawback” by the Company if the payment or award is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Compensation Committee has also provided for a “clawback right” as a condition of all RSUs granted in 2015, 2016 and 2017, including the CEO Promotion Award and each Regular RSU Award. If the Company were required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may, in its discretion after considering the costs and benefits of doing so, recover all or a portion of any shares delivered or payment made that is related to an RSU award during the three-year period preceding the date on which the Company files the restatement of such financial statement(s) with the Securities and Exchange Commission, to the extent the value of such shares or the amount of such payment exceeds the amount or value that the Committee determines would have been payable in respect of the award had the revised financial statement(s) reflected in the restatement been applied to determine such amount or value.

Equity Ownership Guidelines

The Company believes that equity interests held by management help to align the interests of stockholders and management and maximizes stockholder returns over the long term. To that end, the Compensation Committee has established equity ownership guidelines for each Named Executive based on a multiple of the annual salary of such Named Executive. These guidelines recommend that the Chief Executive Officer of the Company beneficially own equity value in the Company’s Common Stock of no less than seven times the annual salary of such Chief Executive Officer and that each of the other Named Executives of the Company beneficially own equity value in the Company’s Common Stock of no less than four times the annual salary of such Named Executive, in each case to be achieved within five years of an individual’s initial appointment as a Named Executive. For purposes of these equity ownership guidelines, equity value in the Company’s Common Stock includes: (1) the value of shares of Common Stock beneficially owned by the Named Executive, plus (2) the value of outstanding restricted shares of Common Stock, either vested or unvested, beneficially owned by the Named Executive, plus (3) the intrinsic value of outstanding, exercisable stock options to purchase shares of Common Stock held by the Named Executive. On the basis of these criteria, each of the Named Executives is currently in compliance with these stock ownership guidelines. In the event a Named Executive is not in compliance with these stock ownership guidelines, the Named Executive is expected to hold no less than 50% of the after-tax number of shares of Common Stock received upon exercise of stock options and vesting of restricted stock units until compliance with these stock ownership guidelines is achieved.

Policy Regarding Hedging and Pledging of Company Stock

The Board has established a policy that prohibits the hedging and pledging of the Common Stock by certain members of the Company’s leadership, including all Named Executives, under any circumstances.

Deferred Compensation

The Company maintains an Internal Revenue Service Code Section 401(k) Savings Plan (the “401(k) Plan”) for all eligible employees. The Company maintains a Supplemental Executive Retirement Plan (the “SERP”) for all officers, including the Named Executives, of the Company and its subsidiaries. The SERP is designed to provide officers with the option to receive the benefits—tax deferred investment of a certain percentage of the executive’s salary and/or bonus and a Company matching contribution on a certain portion of the executive’s contribution—that are offered under the Company’s 401(k) Plan on the portion of the executive’s salary that is not eligible to be included under the Company’s 401(k) Plan, because it is above the various limitations established in the Internal Revenue Code. Except for the elimination of the maximum salary limitations, the benefits and the investment options of the SERP are the same as the 401(k) Plan. Messrs. Gattoni, Kneller, O’Malley and Beacom have elected to participate in the SERP.

Key Executive Employment Protection Agreements

The Board has approved the execution of Key Executive Employment Protection Agreements for each of the Named Executives to assure that each of these officers will have a minimum level of personal financial security in the context of a change in control transaction to avoid undue distraction due to the risks of job security and to enable such officer to act in the best interests of stockholders without being influenced by such officer’s economic interests. Each agreement provides certain severance benefits in the event of a change in control of the Company. Generally, (i) if on or before the second anniversary of a “change in control” (x) the Company terminates the covered executive’s employment for any reason other than for “cause” or “disability” or (y) the covered executive voluntarily terminates his employment for “good reason” or (ii) if the covered executive’s employment is terminated by the Company for any reason other than death, “disability” or “cause” or by the covered executive for “good reason” after the execution of a definitive agreement with respect to a change in control transaction but prior to the consummation thereof, and the transaction contemplated by such definitive agreement is subsequently consummated, such executive will be entitled to severance benefits consisting of a lump sum cash amount equal to a multiple of the sum of (A) the executive’s annual base salary and (B) the amount that would have been payable to the executive as an annual “target” incentive compensation bonus for the year in which the change in control occurs, determined by multiplying his annual base salary by his total “participant’s percentage participation” established for such year under the EICP (or any successor plan thereto). The applicable multiples are: three times for Mr. Gattoni; two times for Messrs. Stout and Kneller and one time for Messrs. O’Malley and Beacom. Severance multiples for Named Executives were established based on their position and the potential impact to their continued employment in the event of a change in control and to remain competitive within our industry. Each agreement also provides the covered executive with a pro rata payout of the “target” annual bonus amount for the year of employment termination of such covered executive and for continuation of medical benefits for up to one year from the date of employment termination.

The Company believes that the terms of our Key Executive Employment Protection Agreements are consistent with market practice and assist us in retaining the services of our Named Executives.

Other Benefits and Arrangements

The Company provides the Named Executives with certain other benefits and arrangements that the Company believes are reasonable and consistent with its overall compensation program to enable the Company to continue to attract and maintain highly qualified individuals in key positions. The Company pays the premium associated with term life insurance policies covering each of the Named Executives. The dollar value paid by the

Company on behalf of each of the Named Executives with respect to these policies is included in the Summary Compensation Table below. The Board has approved and the Company has entered into indemnification agreements with each of the Named Executives providing each such Named Executive with a contractual obligation from the Company to indemnify such individual in connection with such individual’s service as an employee of the Company (and in the case of Mr. Gattoni, his service as a member of the Board) to the fullest extent permitted by applicable law. The Company retains discretion to provide Named Executives with the use of certain equipment in connection with their job responsibilities, including cell phone, and other computer and communications equipment and maintenance of connectivity for such equipment in the Named Executive’s home.

Compensation Consultants

The Compensation Committee has the authority to hire and negotiate the terms of compensation for its advisers, including compensation consultants. During 2017, the Compensation Committee used the services of Compensation Strategies, Inc. to assist it in analyzing the Company’s current executive compensation program, including the consideration of a potential peer group for purposes of benchmarking Named Executive compensation. During 2015, the Compensation Committee also engaged the consultants to review the Company’s compensation philosophy and the structure and design features of each component of the program, as well as Director compensation, the Company’s stock ownership guidelines for its Directors and Named Executives, and in connection with the CEO Promotion Grant. The Compensation Committee determined that the work of the consultants did not raise any conflicts of interest taking into consideration the independence factors enumerated in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended. No member of the Compensation Committee or any Named Executive has any affiliation with the consultants. In 2017, the Company paid $30,250 in fees and expense reimbursements to Compensation Strategies, Inc.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to certain of its Named Executives unless, for tax years prior to 2018, such compensation is based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the performance based incentive compensation it made available to its Named Executives in 2017 and prior years for the performance exception to non-deductibility. Outstanding performance-based equity awards under the Company’s Employee Equity Plans currently meet these requirements. At the 2017 Annual Meeting of Stockholders, the Company received stockholder approval for the EICP so that any annual awards payable thereunder (subject to certain limits) would qualify for the performance exception under Section 162(m). Under the EICP as approved, the maximum annual bonus payment per participant that could be awarded is $3 million.

On December 22, 2017, the performance-based exception under Section 162(m) was repealed for fiscal years commencing on or after January 1, 2018, subject to transition relief that applies for pre-existing written binding contracts, such as the outstanding equity awards under the Company’s Employee Equity Plans. For 2018 and future years, the Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m), taking into account the changes to Section 162(m) effective for years after 2017. The Company believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy, and in light of the changes to Section 162(m), it is expected that the Compensation Committee will authorize payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David G. Bannister, Chairman

Homaira Akbari

Diana M. Murphy

Anthony J. Orlando

George P. Scanlon

Larry J. Thoele

Compensation of Named Executives. The following table summarizes the compensation paid to (i) the President and Chief Executive Officer, (ii) the Vice President and Chief Financial Officer and (iii) the Company’s three most highly compensated Executive Officers other than the Chief Executive Officer and the Chief Financial Officer (such five individuals, collectively, the “Named Executives”).

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
James B. Gattoni	2017	450,000	947,398	3,000,000	19,003	18,275	4,434,676
President and Chief	2016	450,000	947,406	—	8,831	24,918	1,431,155
Executive Officer	2015	450,000	1,508,904	487,000	387	20,379	2,466,670

L. Kevin Stout	2017	250,000	473,619	1,438,000	—	13,556	2,175,175
Vice President and Chief Financial Officer	2016 2015	250,000 250,000	473,703 724,586	— 176,000	— —	13,150 11,839	736,853 1,162,425

Joseph J. Beacom	2017	275,000	473,619	1,217,000	14,635	14,496	1,994,750
Vice President and Chief Safety and Operations Officer	2016 2015	275,000 264,583	473,703 434,752	— 135,000	7,057 —	15,974 15,488	771,734 849,823

Michael K. Kneller	2017	275,000	473,619	1,217,000	4,467	13,345	1,983,431
Vice President, General Counsel and Secretary	2016 2015	275,000 275,000	473,703 434,752	— 149,000	7,507 —	12,509 8,303	768,719 867,055

Patrick J. O’Malley	2017	275,000	473,619	1,217,000	13,076	14,329	1,993,024
Vice President and Chief Commercial and Marketing Officer	2016 2015	275,000 275,000	473,703 434,752	— 149,000	5,188 —	14,431 16,754	768,322 875,506

(1)	Amounts shown include any salary deferred at the election of the Named Executive under the Landstar 401(k) Savings Plan and/or the SERP.

(2)

Stock award amounts for 2017 and 2016 reflect the aggregate grant date fair value of RSUs and restricted stock computed in accordance with generally accepted accounting principles. Stock award amounts for 2015 reflect the aggregate grant date fair value of RSUs computed in accordance with generally accepted accounting principles. Assumptions used in calculating the fair market value of RSUs and restricted stock granted are disclosed in the footnotes to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the SEC. Amounts shown are based upon the most probable outcome of the performance conditions for these stock awards. Assuming the highest level of performance is achieved, the maximum possible value of the stock awards granted to the named executive officers in 2017, using the grant date fair value, is: (i) $1,644,824 for Mr. Gattoni; and (ii) $822,293 for Messrs. Stout, Beacom, Kneller, and O’Malley. Assuming the highest level of performance is achieved, the maximum possible value of the RSUs granted to the named executive officers in 2016, using the grant date fair value, is: (i) $1,644,863 for Mr. Gattoni; and (ii) $822,432 for Messrs. Stout, Beacom, Kneller, and O’Malley. Assuming the highest level of performance is achieved, the maximum possible value of the RSUs granted to the named executive officers in 2015, using the grant date fair value, is: (i) $3,657,207 for Mr. Gattoni; (ii) $1,449,173 for Mr. Stout; and (iii) $869,504 for Messrs. Beacom, Kneller and O’Malley.

(3)	These payments constitute payments under the EICP.

(4)	Represents aggregate earnings during each fiscal year on investments held on behalf of the Named Executives under the SERP. Amounts for 2015 exclude losses of $622, $1,090 and $117 for Messrs. Beacom, Kneller and O’Malley, respectively.

(5)	Amounts include contributions made by the Company under the Landstar 401(k) Savings Plan on behalf of the Named Executives, contributions made by the Company under the SERP on behalf of the Named Executives, Health Savings Account (HSA) contributions made by the Company for those Named Executives electing to participate in the Company’s high deductible medical plan, the dollar value of term life insurance premiums paid by the Company on behalf of the Named Executives and dividends paid on unvested restricted stock in the following amounts:

	401(k)	SERP	HSA	Insurance Premiums	Dividends Paid on Unvested Restricted Stock	Total
2017
James B. Gattoni	$10,600		$1,000	$4,386	$2,289	$18,275
L. Kevin Stout	10,600		1,000	812	1,144	13,556
Joseph J. Beacom	10,722	$1,247		1,383	1,144	14,496
Michael K. Kneller	10,600		1,000	601	1,144	13,345
Patrick J. O’Malley	10,600			2,585	1,144	14,329
2016
James B. Gattoni	$10,600	$7,400	$1,000	$4,386	$1,532	$24,918
L. Kevin Stout	10,572		1,000	812	766	13,150
Joseph J. Beacom	11,976	1,369		1,383	1,246	15,974
Michael K. Kneller	10,142		1,000	601	766	12,509
Patrick J. O’Malley	10,600			2,585	1,246	14,431
2015
James B. Gattoni	$10,600	$6,985	$1,000	$1,794		$20,379
L. Kevin Stout	10,028		1,000	811		11,839
Joseph J. Beacom	10,276			1,312	$3,900	15,488
Michael K. Kneller	6,733		1,000	570		8,303
Patrick J. O’Malley	10,400			2,454	3,900	16,754

Grants of Plan-Based Awards. The following table illustrates the threshold, target and maximum amounts that could have been payable in respect of 2017 services under the EICP. The following table also sets forth the number of and information about stock-based awards granted in fiscal 2017 to each of the Named Executives of the Company.

Grants of Plan-based Awards

Name	Grant Date	Date of Compensation Committee Action	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)	Fair market value on date of grant ($/Sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James B. Gattoni	February 2, 2017(1)	November 29, 2016				—	9,057	18,114		697,425	82.80
	February 2, 2017(2)	November 29, 2016							3,019	249,973	82.80
			0	450,000	3,000,000
L. Kevin Stout	February 2, 2017(1)	November 29, 2016				—	4,528	9,056		348,674	82.80
	February 2, 2017(2)	November 29, 2016							1,509	124,945	82.80
			0	162,500	3,000,000
Joseph J. Beacom	February 2, 2017(1)	November 29, 2016				—	4,528	9,056		348,674	82.80
	February 2, 2017(2)	November 29, 2016							1,509	124,945	82.80
			0	137,500	3,000,000
Michael K. Kneller	February 2, 2017(1)	November 29, 2016				—	4,528	9,056		348,674	82.80
	February 2, 2017(2)	November 29, 2016							1,509	124,945	82.80
			0	137,500	3,000,000
Patrick J. O’Malley	February 2, 2017(1)	November 29, 2016				—	4,528	9,056		348,674	82.80
	February 2, 2017(2)	November 29, 2016							1,509	124,945	82.80
			0	137,500	3,000,000

(1)	RSUs have five-year contractual lives and will vest on January 31 of 2020, 2021 and 2022 based on the average of the percentage change in operating income and diluted earnings per share as compared to the results from the 2016 fiscal year, plus 5%, rounded to the nearest whole number, less the number of RSUs that have previously vested. All unvested RSUs expire on March 1, 2022. The estimated future payouts under this award assume: i) 200 percent of the award granted will vest at the maximum payout, ii) 100 percent of the award granted will vest at the target (representing the number that will vest assuming future performance over the remaining term of the award will be representative of the 2017 fiscal year performance) and iii) no awards are assumed to vest at the threshold. Amounts shown are based on the most probable outcome of the performance conditions for these stock awards. The grant date fair market value per share of this award was $82.80.

(2)	Shares of restricted stock vest over three years at a rate of 33 1/3% per year on each of January 31 of 2018, 2019 and 2020.

Option Exercises and Stock Vested. The following table sets forth the number and value of all stock options exercised and all RSUs and restricted shares that vested during the 2017 fiscal year by each of the Named Executives.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
James B. Gattoni	19,576	1,012,696	1,502	125,793
L. Kevin Stout	25,000	1,010,561	751	62,896
Joseph J. Beacom	26,132	1,228,586	751	62,896
Michael K. Kneller			751	62,896
Patrick J. O’Malley			751	62,896

(1)	The value realized represents the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price of the stock options. The fair market value was calculated base upon the average of the high and low sale prices per share of Common Stock as reported on NASDAQ on the respective stock option exercise dates.

(2)	The value realized represents the fair market value of the shares of Common Stock on the vesting date. The fair market value was calculated based upon the average of the high and low sale prices per share of Common Stock as reported on NASDAQ on the respective vesting dates.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth the outstanding equity awards held by the Named Executives at December 30, 2017.

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James B. Gattoni						6,023	(2)	626,994	84,101	(3)	8,754,914

L. Kevin Stout						3,011	(2)	313,445	27,076	(3)	2,818,612

Joseph J. Beacom	1,923		51.99	2/6/2022	(1)	3,011	(2)	313,445	36,446	(3)	3,794,029

Michael K. Kneller	1,400		37.07	1/29/2020	(1)	3,011	(2)	313,445	36,446	(3)	3,794,029
	21,250		41.80	2/3/2021	(1)
	21,000		51.99	2/6/2022	(1)

Patrick J. O’Malley	4,200		51.99	2/6/2022	(1)	3,011	(2)	313,445	36,446	(3)	3,794,029

(1)	All stock options, which may represent the remaining outstanding portion of a stock option award where stock options have previously been exercised, vested at a rate of 20% per year over the first five years of the stock option term, which began ten years prior to the expiration dates shown.

(2)	Shares of restricted stock vest over three years at a rate of 33 1/3% per year on each of January 31 of 2017, 2018 and 2019 for grants made in 2016 and January 31 of 2018, 2019, 2020 for grants made in 2017.

(3)	For information regarding the vesting of RSUs, see “Compensation Discussion and Analysis – Performance Based Compensation – Stock-based Awards.”

Nonqualified Deferred Compensation. The following table provides the contributions, earnings and balances under the SERP as of and for the fiscal year ended December 30, 2017 for the Named Executives:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James B. Gattoni			19,003		111,241
Joseph J. Beacom	13,750	1,247	14,635		142,208
Michael K. Kneller			4,467		42,835
Patrick J. O’Malley			13,076		87,019

Eligible employees can elect to make deferred contributions to the SERP, based on a percentage of their base salary and/or bonus, subject to certain limitations. To the extent the employee has achieved the maximum allowable matching contribution under the Landstar System, Inc. 401(k) Savings Plan (the “401(k) Plan”), the Company will contribute an amount equal to 100% of the first 3% of salary contributions and 50% of the next 2% of such salary contributions, subject to certain limitations. Interest, earnings or appreciation (less losses and depreciation) with respect to investment balances included in the employee’s SERP account balance are credited to the employee’s investment balance. Distributions under the SERP of individual account balances credited on or after January 1, 2005, and earnings thereon, are made following termination of employment as to form of payment (i.e., lump sum or annual installments) and time of payment (i.e., within 30 days following the six-month anniversary of the employee’s termination of employment or within 30 days of March 1 of the year following the year of termination from employment of the participant) elected by the participant for that year’s contributions prior to the start of each year of participation, and otherwise in accordance with the terms of the SERP. Investments in the SERP include primarily mutual funds and are valued using quoted market prices. The table below shows the investment options available to an employee under the SERP and their annual rate of return for 2017 as reported by the administrator of the SERP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Inflation Protected Bond A	3.09%	T. Rowe Price Retirement 2025 Fund	17.68%
Virtus SEIX Core Bond I	3.05%	T. Rowe Price Retirement 2030 Fund	19.45%
Vanguard 500 Index Fund	21.79%	T. Rowe Price Retirement 2035 Fund	20.88%
Dreyfus Small Cap Stock Index Fund	12.41%	T. Rowe Price Retirement 2050 Fund	22.38%
T. Rowe Price Retirement 2010 Fund	11.66%	T. Rowe Price Retirement 2045 Fund	22.41%
Prudential Guaranteed Income	2.00%	T. Rowe Price Retirement 2040 Fund	22.02%
MFS Value R3	17.46%	Delaware Small Cap Value	11.99%
T. Rowe Price Retirement 2015 Fund	13.34%	T. Rowe Price Mid Cap Value Fund	11.64%
T. Rowe Price Retirement 2020 Fund	15.74%	American Funds Euro Pacific Growth R5	31.09%
T. Rowe Price Mid Cap Growth Fund	24.86%	T. Rowe Price International Discovery	39.01%
INVESCO Small Cap Growth Fund	25.41%	MFS Growth R3	30.53%

Potential Payment Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the Named Executives in the event of a qualifying termination of employment in connection with a change in control or possible change in control under the Key Executive Employment Protection Agreements, as further described in the Compensation Discussion and Analysis section of this Proxy Statement as of the end of the Company’s 2017 fiscal year. In addition, in accordance with the provisions of the Company’s stock-based award plans, all outstanding, non-vested stock options and restricted stock are subject to accelerated vesting upon a change in control of the Company. With respect to the CEO Promotion Award, if there is a change in control of the Company prior to a vesting date, a pro rata number of the RSUs then credited to Mr. Gattoni (based on the number of days during the vesting period prior to the change in control) will vest based on the “payout percentage” achieved as of the date of the change in control. Moreover, with respect to the January 27, 2015, January 29, 2016 and February 2, 2017 Regular RSU Awards to the Named Executives, unless the Compensation Committee determines otherwise, in the event a change in control occurs prior to March 1, 2020 with respect to the 2015 awards, prior to March 1, 2021 with respect to the 2016 awards, and prior to March 1, 2022 with respect to the 2017 awards, 20% of each such RSU award would vest to the extent such amount would not exceed the number of RSUs that are eligible to vest at the maximum level under the applicable award. The intent of the partial potential acceleration of Regular

RSU awards in the event of a change in control is to compensate the executive for 20% of the target amount under each such award in lieu of potential vesting for the year of the change in control.

Name	Change in Control (1) ($)
James B. Gattoni	6,315,708
L. Kevin Stout	1,818,850
Joseph J. Beacom	1,277,250
Michael K. Kneller	1,689,750
Patrick J. O’Malley	1,277,250

(1)	Change in Control amounts include severance benefits, pro rata target bonus and medical benefits under the Key Executive Employment Protection Agreements, as described further in the Compensation Discussion and Analysis, plus the intrinsic value of unvested restricted stock and a portion of RSUs outstanding based on the closing price of the Company’s common stock of $104.10 on December 29, 2017 and assuming accelerated vesting upon a change in control of the Company, effective as of that date. The value of medical benefits for each Named Executive equals the payments that may be waived by the Company on behalf of such Named Executive for the continuation of existing coverage for up to one year under the Company’s medical benefit plans pursuant to such Named Executive’s Key Executive Employment Protection Agreement.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, Landstar is providing the following information regarding the relationship of compensation of employees of the Company and its affiliates and compensation of the Company’s President and Chief Executive Officer. The pay ratio set forth below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Landstar identified its “median employee” by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by the Company on December 30, 2017, the last day of the Company’s 2017 fiscal year. All employees, whether employed on a full-time, part-time or temporary basis, were included in this calculation. The Company (i) did not make any assumptions, adjustments or estimates with respect to total cash compensation, (ii) did not annualize the compensation for any employees that were not employed by Landstar or any of its affiliates for all of 2017, and (iii) did not make any “cost of living” adjustments to the compensation of any employees. The Company believes the use of total cash compensation for all employees is a consistently applied compensation measure as the Company does not widely distribute annual equity awards throughout its employee workforce. After identifying the median employee based on total cash compensation, the Company calculated annual total compensation for such employee using the same methodology used for the Named Executives as set forth in the 2017 Summary Compensation Table. As illustrated in the table below, Landstar’s 2017 CEO to median employee pay ratio was 101:1.

CEO to Median Employee Pay Ratio

	President & CEO		Median Employee
Base Salary	$450,000		$40,893
Stock Awards	947,398		—
Non-Equity Incentive Plan Compensation	3,000,000		1,200
Change in Pension Value	19,003		—
All Other Compensation	18,275		1,771

Total	$4,434,676		$43,864

CEO Pay to Median Employee Pay Ratio	101.10	:	1

As noted above in “Compensation, Discussion and Analysis – Performance Based Compensation; Annual Incentive Compensation,” Landstar’s financial performance in fiscal year 2017 was the best in the Company’s history. Landstar set many annual financial and operational records in 2017, including revenue, gross profit, operating income, net income, diluted earnings per share, truck loads and year end truck count provided by BCOs. To put this performance in further context, based on the same methodology and median employee as described above, Landstar’s 2016 CEO to median employee pay ratio would have been 34:1.

Item 402(s) Statement

The Compensation Committee has considered the potential risks arising from the Company’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP BY MANAGEMENT AND OTHERS

The following table sets forth certain information concerning the beneficial ownership of the Company’s Common Stock as of March 23, 2018 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, nominee for election as a Director and Executive Officer of the Company, and (iii) all Directors and Executive Officers as a group. Except as otherwise indicated, the business address of each stockholder listed on the table below is c/o Landstar System, Inc., 13410 Sutton Park Drive South, Jacksonville, Florida 32224.

Name of Beneficial Owner	Position(s)	Amount and Nature of Beneficial Ownership	Ownership Percent of Class (1)
(i)
BlackRock, Inc.(2)(3)		4,025,958	9.6%
The Vanguard Group(2)(4)		3,518,128	8.4%
Eaton Vance Management(2)(5)		2,679,317	6.4%
T. Rowe Price Associates, Inc.(2)(6)		2,482,915	5.9%
Capital Research Global Investors(2)(7)		2,279,662	5.4%
(ii)
Homaira Akbari(8)	Director	6,656	*
David G. Bannister(8)	Director	28,845	*
Diana M. Murphy(8)	Chairman of the Board	36,931	*
Anthony J. Orlando(9)	Director and Nominee for Director	8,186	*
Larry J. Thoele(8)	Director	11,656	*
George P. Scanlon(8)	Director	1,315	*
James B. Gattoni(10)	President, Chief Executive Officer, Director and Nominee for Director	91,385	*
Michael K. Kneller(11)	Vice President, General Counsel and Secretary	71,933	*
Joseph J. Beacom(12)	Vice President and Chief Safety and Operations Officer	38,625	*
L. Kevin Stout(13)	Vice President, Chief Financial Officer and Assistant Secretary	36,901	*
Patrick J. O’Malley(14)	Vice President and Chief Commercial and Marketing Officer	32,830	*
Ricardo S. Coro(15)	Vice President and Chief Information Officer	6,908	*
(iii)
All Directors, Director Nominees and Executive Officers as a group (12 persons)(16)(17)		372,171	0.9%

*	Less than 1%

(1)	The percentages are based upon the number of outstanding shares of the Company as of March 23, 2018. With respect to the calculation of the percentages for beneficial owners who hold stock options exercisable within 60 days of March 23, 2018, the number of shares of Common Stock on which such percentage is based also includes the number of shares underlying such stock options.

(2)	In accordance with the rules of the SEC, the information set forth above is based on the most recent Schedule 13G (and amendments thereto) filed by this entity.

(3)

According to its Schedule 13G/A filed on January 23, 2018, BlackRock, Inc. (“BlackRock”) is a parent holding company or control person and is deemed to be the beneficial owner of 4,025,958 shares of Common Stock. BlackRock has sole voting power with respect to 3,854,354 of such shares, shared voting power or shared dispositive power with respect to none of the shares, and sole dispositive power with respect to all 4,025,958 of such shares. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)	According to its Schedule 13G/A filed on February 9, 2018, the Vanguard Group, Inc. (“Vanguard”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is deemed to be the beneficial owner of 3,518,128 shares of Common Stock. Vanguard has sole voting power with respect to 23,289 of such shares, shared voting power with respect to 4,870 of such shares, sole dispositive power with respect to 3,493,299 of such shares and shared dispositive power with respect to 24,829 of such shares. In addition, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 19,959 shares as a result of serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,200 shares as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	According to its Schedule 13G/A filed on February 14, 2018, Eaton Vance Management (“Eaton Vance”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is deemed to be the beneficial owner of 2,679,317 shares of Common Stock. Eaton Vance has sole voting power and sole dispositive power with respect to all 2,679,317 of such shares. The business address of Eaton Vance is 2 International Place, Boston, Massachusetts 02110.

(6)	According to its Schedule 13G/A filed on February 14, 2018, (i) T. Rowe Price Associates, Inc. (“Price Associates”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is deemed to be the beneficial owner of 2,482,915 shares of Common Stock. Price Associates has sole voting power with respect to 715,555 of such shares, no shared voting or dispositive power with respect to such shares, and sole dispositive power with respect to all 2,482,915 of such shares. The business address of each of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)	According to its Schedule 13G/A filed on February 14, 2018, (i) Capital Research Global Investors is a division of Capital Research and Management Company (CRMC) and (ii) Capital Research Global Investors is deemed to be the beneficial owner of 2,279,662 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors has sole voting power and sole dispositive power with respect to all 2,279,662 of such shares. The business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(8)	Includes 1,315 shares of restricted stock subject to vesting.

(9)	Includes 1,315 Deferred Stock Units subject to vesting.

(10)	Includes 7,895 shares of restricted stock subject to vesting.

(11)	Includes 36,785 shares that may be acquired upon the exercise of stock options and 3,947 shares of restricted stock subject to vesting.

(12)	Includes 1,923 shares that may be acquired upon the exercise of stock options and 3,947 shares of restricted stock subject to vesting.

(13)	Includes 3,947 shares of restricted stock subject to vesting.

(14)	Includes 4,200 shares that may be acquired upon the exercise of stock options and 3,947 shares of restricted stock subject to vesting.

(15)	Includes 6,908 shares of restricted stock subject to vesting.

(16)	Represents amount of shares that may be deemed to be beneficially owned either directly or indirectly by all Directors, Nominees for Director and Executive Officers as a group.

(17)	Includes 42,908 shares that may be acquired upon the exercise of stock options and 37,166 shares of restricted stock and 1,315 Deferred Stock units subject to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes that during the fiscal year ended December 30, 2017, all reports required by Section 16(a) which are applicable to its Executive Officers, Directors and greater than ten percent beneficial owners were filed on a timely basis.

PROPOSAL NUMBER TWO —

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP served as the independent registered public accounting firm for the Company for the fiscal years ended December 30, 2017 and December 31, 2016. In addition to retaining KPMG LLP to audit the consolidated financial statements and internal control over financial reporting of the Company and its subsidiary, LSHI, the Company engaged KPMG LLP to render certain employee benefit plan audit services to the Company in fiscal years 2016 and 2017 and expects to continue to do so in fiscal 2018. The aggregate fees billed for professional services by KPMG LLP in fiscal years 2017 and 2016 for services consisted of the following:

AUDIT FEES: Fees for the audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews and subsidiary audit were $1,021,500 and $925,500 for fiscal years 2017 and 2016, respectively.

AUDIT RELATED FEES: Fees for the audit of the Company’s 401(k) plan were $27,500 and $28,500 for fiscal years 2017 and 2016, respectively.

TAX FEES: None.

ALL OTHER FEES: None

The Audit Committee has approved all of the fees above.

The Audit Committee has appointed KPMG LLP to continue in that capacity for the Company’s fiscal year 2018, and has recommended to the Board that a resolution be presented to stockholders at the 2018 Annual Meeting to ratify that appointment. The Board has adopted such resolutions and hereby presents it to the Company’s stockholders. A representative of KPMG LLP will be present at the 2018 Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders, as appropriate.

Assuming the presence of a Quorum, to be approved, this proposal must receive the affirmative vote of the holders of a majority of the Common Stock, present, in person or by proxy, at the 2018 Annual Meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

PROPOSAL NUMBER THREE —

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, enable the Company’s stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Named Executives as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” the executive compensation programs are designed to attract, motivate, and retain the Named Executives, who are critical to the Company’s success. Under these programs, the Named Executives are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional details about the executive compensation programs, including information about the fiscal year 2017 compensation of the Named Executives.

The Compensation Committee continually reviews the compensation programs for the Named Executives to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with current market practices and the stockholders’ interests. While the Compensation Committee determines the compensation of the Named Executives in the manner described in the “Compensation Discussion and Analysis,” the Company understands that the stockholders may be particularly interested in the connection between our Chief Executive Officer’s compensation and the Company’s performance, as well as the long-term trend of the Chief Executive Officer’s total compensation relative to the stockholders’ return. As set forth in the Summary Compensation Table included in this Proxy Statement, a significant portion of total compensation paid to the Company’s Chief Executive Officer as well as the other Named Executives is designed to be “performance based” (as discussed in “Compensation Discussion and Analysis”).

As noted above in “Compensation, Discussion and Analysis – Performance Based Compensation; Annual Incentive Compensation,” Landstar’s financial performance in fiscal year 2017 was the best in the Company’s history. Landstar set many annual financial and operational records in 2017, including revenue, gross profit, operating income, net income, diluted earnings per share, truck loads and year end truck count provided by BCOs. Revenue in fiscal 2017 was approximately $3.6 billion, an annual record. Gross profit in 2017 was $544 million, also an annual record. Record revenue and gross profit in 2017 was provided on the strength of approximately 1,903,000 loads hauled via truck capacity, the highest number of loads hauled via truck in any year in Landstar history. Operating income in 2017 was an annual record of $244 million.

Landstar diluted earnings per share in 2017 was an annual record of $4.21 and represented year-over-year growth of 30% over diluted earnings per share for the 2016 fiscal year of $3.25. The Company’s 2017 results were favorably impacted by a one-time tax benefit of approximately $19,500,000 related to the Company’s reasonable estimate of the change in future tax rates on net deferred tax liabilities as a result of the enactment of the Tax Reform Act in December 2017. Excluding the impact of the revaluation of deferred tax liabilities as a result of the enactment of Tax Reform, the Company’s fiscal year 2017 diluted earnings per share would have been $3.75, which also would have been an annual record. The Compensation Committee used its negative discretion under the EICP to exclude this one-time tax benefit of $19,500,000 from the EICP multiplier calculation for purposes of determining incentive compensation payable to Named Executives under the EICP for 2017. The Compensation Committee did, however, allow for the “add-back” of the after-tax cost of the incremental stock compensation expense recognized by the Company in 2017 resulting solely from the impact of the Tax Reform Act. As a result, diluted earnings per share utilized for purposes of the calculation of the multiplier was $3.78, not $4.21.

Finally, 2017 also included several significant strategic and operational achievements. For example, the Company opened (i) a significant new transload facility in Laredo, Texas to focus on increasing U.S./Mexico cross-border shipments and (ii) Landstar Metro, a new intra-Mexico operation based in Mexico City, Mexico, as part of its expanded Mexico services. The Company also took a number of positive steps with respect to several of the technology initiatives it has been working on over the past 18 months. First, Landstar completed the integration of its new transportation management system (TMS) to its legacy system and moved forward with transitioning agents to the new tool. Second, the Company launched a new and improved dynamic pricing tool for its agents. Third, Landstar released an enhanced mobile application to its entire BCO population to better enable BCOs to access all available loads on smartphones. And, fourth, the Company launched an analytics tool for its agents so they can better monitor and manage their businesses.

In determining compensation paid to the Named Executives for the 2017 fiscal year, the Compensation Committee recognized this outstanding performance. Accordingly, we are asking the stockholders to indicate their support for the Named Executive compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the stockholders the opportunity each year to express their views on the Named Executives’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executives and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask the stockholders to vote “FOR” the following resolution at the Company’s 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the Named Executive compensation as disclosed in this Proxy Statement, we will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast at the 2018 Annual Meeting, provided a Quorum is present. Unless you instruct us to vote differently, we will vote valid proxies FOR the approval of the compensation paid by the Company to its Named Executives as discussed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVES AS DISCUSSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the 2019 Annual Meeting must be received by the Secretary of the Company no later than December 11, 2018, if such proposals are to be considered for inclusion in the Company’s Proxy Statement. In accordance with the Bylaws of the Company, stockholder proposals intended for presentation at the 2019 Annual Meeting that are not intended to be considered for inclusion in the Company’s Proxy Statement must be received by the Secretary of the Company not earlier than December 11, 2018 and not later than January 10, 2019. For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2019 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 24, 2019 and advises stockholders in the 2018 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 24, 2019.

In addition, in accordance with the Bylaws, stockholder proposals intended for presentation at the 2018 Annual Meeting that are not intended for inclusion in this Proxy Statement must have been received by the Company not earlier than December 12, 2017 and not later than January 11, 2018. For any proposal that is not submitted for inclusion in this Proxy Statement, but is instead sought to be presented directly at the 2018 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) received notice of the proposal before the close of business on February 25, 2018, and advises stockholders in this year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) did not receive notice of the proposal prior to the close of business on February 25, 2018.

All proposals should be mailed via certified mail and addressed to Michael K. Kneller, Secretary, Landstar System, Inc., 13410 Sutton Park Drive South, Jacksonville, Florida 32224.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company and its intermediaries shall provide one copy of a proxy statement or annual report to two or more security holders who share an address in accordance with Rule 14a-3(e)(1) of the Securities and Exchange Act of 1934, as amended, where consent of such security holders has been properly obtained and where neither the Company nor the intermediary has received contrary instructions from one or more of such security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of a proxy statement or annual report, as applicable, to any security holder at a shared address to which a single copy of the documents was delivered. A security holder can notify the Company that the security holder wishes to receive a separate copy of a proxy statement or annual report by contacting the Company at the following phone number and/or mailing address:

Landstar System, Inc.

Investor Relations

13410 Sutton Park Drive South

Jacksonville, FL 32224

Phone: 904-398-9400

Security holders sharing an address can also request delivery of a single copy of a proxy statement or an annual report if they are receiving multiple copies of proxy statements or annual reports by contacting the Company at the preceding phone number and/or mailing address.

OTHER MATTERS

Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the 2018 Annual Meeting, the persons named in the enclosed form of proxy will vote the shares of Common Stock represented by proxies in accordance with their best judgment on such matters.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY

By Order of the Board of Directors

/s/ Michael K. Kneller
Michael K. Kneller
Vice President, General Counsel & Secretary

13410 Sutton Park Drive South

Jacksonville, FL 32224

THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER OF THE COMPANY WHO SO REQUESTS, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2017, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO LANDSTAR SYSTEM, INC., ATTENTION: MICHAEL K. KNELLER, SECRETARY, 13410 SUTTON PARK DRIVE SOUTH, JACKSONVILLE, FLORIDA 32224.

LANDSTAR SYSTEM, INC. 13410 SUTTON PARK DRIVE SOUTH JACKSONVILLE, FL 32224 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # NAME THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 James B. Gattoni 02 Anthony J. Orlando The Board of Directors recommends you vote FOR proposals 2. and 3. 2. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018. 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. NOTE: IN THEIR DISCRETION, EACH OF THE PROXIES IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. For address change/comments, mark here. 0 (see reverse for instructions) 0000000000 0 2 For Against Abstain 0 0 0 0 0 0 For Against Abstain 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signat

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com LANDSTAR SYSTEM, INC. Annual Meeting of Stockholders May 22, 2018 9:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints L. Kevin Stout and Michael K. Kneller, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes each or both of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Landstar System, Inc., held of record by the undersigned on March 27, 2018, at the Annual Meeting of Stockholders to be held in the offices of Landstar System, Inc., at 13410 Sutton Park Drive South, Jacksonville, Florida 32224 on Tuesday, May 22, 2018, at 9:00 a.m., local time, or any adjournment or postponement thereof. None of the matters to be acted upon, each of which has been proposed by Landstar System, Inc., is related to or conditioned on the approval of other matters. This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000360669_2 R1.0.1.17